EXHIBIT 2

[*] indicates that a confidential portion of the text of this agreement has been omitted

                              AMENDED AND RESTATED
                             COLLABORATION AGREEMENT


THIS AMENDED AND RESTATED COLLABORATION AGREEMENT (this "Agreement") is made as of this 31st day of March 2003 (the "Restatement Date") and is effective as of April 22, 1996 (the "Effective Date") by and between XOMA (US) LLC, a Delaware limited liability company having its principal place of business at 2910 Seventh Street, Berkeley, California 94710 ("XOMA"), and Genentech, Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 ("Genentech"), each on behalf of itself and its Affiliates. XOMA and Genentech are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to "XOMA" and "Genentech" shall include their respective Affiliates.

                                    RECITALS


     1. Genentech licensed a monoclonal antibody (then known as MHM-24) to the CD11a cell integrin on the surface of leucocytes under the terms of an Evaluation and License Agreement dated July 1, 1991 among Genentech, The Chancellor Masters and Scholars of the University of Oxford, Andrew J. McMichael and James E.K. Hildreth (the "Oxford Agreement"). Genentech humanized such antibody and began its preclinical development including the development of a pilot process for producing the antibody.

     2. Genentech and XOMA's predecessor in interest entered into that certain Collaboration Agreement effective as of April 22, 1996 as amended by the Amendment thereto dated as of April 14, 1999 (the "Original Agreement").

     3. In 1998, XOMA earned and Genentech paid the milestone payment set forth in Section 7.3 of the Original Agreement.

     4. Genentech and XOMA wish to amend and restate the Original Agreement on the terms set forth below and to continue development of and market Anti-CD11a in a collaborative fashion so that the resources and expertise of each are put to good use.

                                    ARTICLE 1
                                   DEFINITIONS


     The following terms shall have the following meanings as used in this
Agreement:

     1.1 "Administration Costs" shall have the meaning defined in Exhibit A which is attached hereto and incorporated herein.

     1.2 "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, is controlled by XOMA or Genentech. As used herein, the term "control" will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity.

     1.3 "Allocable Overhead" shall have the meaning defined in Exhibit A.

     1.4 "Anti-CD11a" means that certain monoclonal antibody, and other constructs with minor modifications thereto resulting from changes to the manufacturing process occurring after the transfer thereof from XOMA to Genentech which is now known as Efalizumab, and which recognizes the CD11a cell adhesion molecule on leucocytes, the full length sequences of the light and heavy chains of which are set forth in Exhibit B attached hereto and incorporated herein.

     1.5 "Competing Product" means any of the following molecules whose primary mechanism of action is initiated by interaction with the CD11a molecule on leucocytes, and which is developed or acquired by either Party: (i) any monoclonal antibody (other than Anti-CD11a), (ii) any antibody fragment (e.g. Fab, Fab' F(ab')2), and/or (iii) any immunoadhesin.

     1.6 "Commercially Reasonable and Diligent Efforts" means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

     1.7 "Control" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.8 "Co-Promote" means to promote jointly Licensed Products under a single trademark in the Co-Promotion Territory.

     1.9 "Co-Promotion Territory" means the United States.

     1.10 "Cost of Goods Sold" in the Co-Promotion Territory shall have the meaning defined in Exhibit A.

     1.11 "Development Costs" shall have the meaning defined in Exhibit A.

     1.12 "Development Plan" means the comprehensive plan approved by the Joint Steering Committee for the development of Anti-CD11a, designed to generate the preclinical, process development/manufacturing scale-up, clinical and regulatory information required for filing Drug Approval Applications in the Co-Promotion Territory. The Development Plan will be modified by the Joint Core Team to address Future Indications as they arise and at least annually for each Initial Indication and Future Indication being developed. Development shall refer to all activities related to preclinical testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory affairs for Licensed Products in connection with obtaining Regulatory Approvals of such Licensed Products.

     1.13 "Distribution Costs" shall have the meaning defined in Exhibit A.

     1.14 "Drug Approval Application" means an application for Regulatory Approval required for commercial sale or use of a Licensed Product as a drug in the Field in a regulatory jurisdiction.

     1.15 "Ex-U.S. Development Costs" shall have the meaning defined in Exhibit
A.

     1.16 "Ex-U.S. Genentech Partner" means an entity which has contractual rights pursuant to an agreement with Genentech, to develop and commercialize Licensed Product in the Field in the Genentech Territory or any portion thereof.

     1.17 "Field" means the use of Licensed Product for the treatment or prevention of any human condition, disorder or disease.

     1.18 "Finance Committee" means that committee established pursuant to
Section 3.3.

     1.19 "Future Indications" means use of Licensed Product for the treatment of any illness, sickness, interruption, cessation or disorder of a particular bodily function, system or organ except psoriasis and the treatment or prevention of organ transplant rejection. A separate Future Indication will not exist solely on the basis of the severity of the ailment, the frequency or route of any treatment or the demographics of the patient class. For purposes of clarity, rheumatoid arthritis and psoriatic arthritis are each separate Future Indications.

     1.20 "Genentech Know-How" means Information which (i) Genentech discloses to XOMA under this Agreement and (ii) is within the Control of Genentech.

     1.21 "Genentech Patents" means Patents and patent applications issued by or filed with the United States Patent Office owned by or Controlled by Genentech in whole or in part that are necessary to make, use, sell, offer for sale or import a Licensed Product in the Field, including Patents owned jointly by the Parties as provided hereunder. Notwithstanding the foregoing, Genentech Patents shall not include any of the following: (i) the Itakura/Riggs Patents (which term is defined on Exhibit C, which is attached hereto and incorporated herein), which patents Genentech represents are not required in connection with any manufacture or use of Anti-CD11a or Licensed Product made in mammalian cells under this Agreement; (ii) the Cabilly Coexpression Patents (which term is defined on Exhibit C, which is attached hereto and incorporated herein; and
(iii) the Cabilly Chimera Patents (which term is defined on Exhibit C, which is attached hereto and incorporated herein). [*]

     1.22 "Genentech Territory" means worldwide (except for the United States).

     1.23 "Global Development Costs" shall have the meaning defined in Exhibit
A.

     1.24 "Global Development Project Team" or "GDPT" means that project team established pursuant to Section 3.4.

     1.25 "Gross Sales" shall have the meaning defined in Exhibit A.

     1.26 "Information" means techniques and data relating to the Licensed Products, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

     1.27 "Indication" means any Initial Indication (which includes the Organ Transplant Indication) or any Future Indication as the context provides

     1.28 "Initial Indications" means the use of Licensed Product for the treatment of psoriasis and the Organ Transplant Indication. For purposes of this Agreement, psoriasis is a single indication regardless of whether the psoriasis is mild, moderate or severe. Separate Initial Indications will not result based on the severity of the psoriasis or organ transplant rejection, the onset period of organ transplant rejection, or the demographics of the patient class.

     1.29 "Joint Core Team" or "JCT" means that body established pursuant to
Section 3.2.

     1.30 "Joint Development Indications" means those Indications which the Parties are jointly developing under this Agreement.

     1.31 "Joint Steering Committee" or "JSC" means that committee established pursuant to Section 3.1.

     1.32 "Licensed Product" or "Licensed Products" means a formulation for use in the Field containing Anti-CD11a or any molecule derived from Anti-CD11a that is substituted as the subject of this collaboration, except as otherwise set forth in Section 2.2.

     1.33 "Marketing Costs" shall have the meaning defined in Exhibit A.

     1.34 "Net Sales" shall have the meaning defined in Exhibit A.

     1.35 "Non-Anti-CD18 Anti-LFA1 Protein Product" shall mean an antibody or other protein that binds to LFA1, provided it is not an antibody that binds to CD18.

     1.36 "Note Agreements" mean the Amended and Restated Convertible Secured Note Agreement - Development Loan entered into by the Parties on March 31, 2003 and the Secured Note Agreement - Commercial Launch Loan entered into by the Parties on March 31, 2003.

     1.37 "Opt-Out" shall have the meaning set forth in Section 5.1.

     1.38 "Operating Profit or Loss" shall have the meaning defined in Exhibit
A.

     1.39 "Organ Transplant Indication" means the treatment or prevention of the rejection of any organ transplant with separate Organ Transplant Indications existing for each particular organ. By way of example, the treatment of renal transplant rejection, cardiac transplant rejection and the rejection of any other transplanted organ are each separate Organ Transplant Indications. However, separate Organ Transplant Indications will not result based on the severity of the rejection, the onset period of such rejection or the demographics of the patient class.

     1.40 "Patent" means (i) valid and enforceable letters patent, including any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination or renewal thereof, and (ii) pending applications for letters patent.

     1.41 "Patent Costs" shall have the meaning defined in Exhibit A.

     1.42 "Permitted Indications" means an Initial Indication or Future Indication which Genentech has Opted-Out of (as defined in Section 5.1), and has not prohibited development of by exercising its rights under Section 5.2, regardless of whether Genentech has additional opt-in rights hereunder.

     1.43 "Phase II Clinical Trial" means such studies in humans of the safety, dose ranging and efficacy of a Licensed Product which have generated sufficient data to decide whether to commence Phase III Clinical Trials. 1.44 "Phase III Clinical Trial" means a controlled study in humans of the efficacy and safety of a Licensed Product which is prospectively designed to demonstrate statistically whether the Licensed Product is effective for use in a particular indication in a manner sufficient to obtain regulatory approval to market that Licensed Product and which the Joint Core Team designates as a Phase III Clinical Trial.

     1.45 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture and sale of Licensed Products in a regulatory jurisdiction.

     1.46 "Right of Prohibition" shall have the meaning set forth in Section
5.2.

     1.47 "Royalty-Bearing Sales" shall have the meaning set forth in Exhibit A for Net Sales.

     1.48 "Run" means a single fermentation lot taken through Licensed Product quality release.

     1.49 "Sales Costs" shall have the meaning defined in Exhibit A.

     1.50 "Sales Representative" means an employee of either Party or its Affiliates (i) who is responsible for contacting customers and others who can buy or influence the buying decision on the applicable Licensed Product in the Co-Promotion Territory, and (ii) whose success at such activities is a significant factor in the ongoing employment of the individual, and shall exclude an employee of either Party or an Affiliate engaged in telemarketing, professional education and similar indirect activities in support of direct selling.

     1.51 "Third Party" means any entity other than XOMA or Genentech.

     1.52 "Third Party Royalties" means royalties payable to a Third Party in connection with Licensed Products.

     1.53 "U.S. Commercialization Costs" shall have the meaning defined in Exhibit A.

     1.54 "U.S. Specific Development Costs" shall have the meaning defined in Exhibit A.

     1.55 "Valid Claim" means a claim of an issued or granted and unexpired Patent which has not lapsed, been revoked or abandoned or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

     1.56 "XOMA Know-How" means Information which (i) XOMA discloses to Genentech under this Agreement and (ii) is within the Control of XOMA.

     1.57 "XOMA Patents" means any and all Patents owned or Controlled in whole or in part by XOMA that are necessary to make, use, sell, import, or offer for sale a Licensed Product in the Field including its interest in any Patents owned jointly by the Parties as provided hereunder.

                                   ARTICLE 2
                             SCOPE OF COLLABORATION


     2.1 Initial Development. The Parties will focus their initial efforts on the development of Licensed Products to treat psoriasis. In addition, the Parties shall develop Licensed Products for Organ Transplant Indications as follows: (i) XOMA and Genentech each have the right to opt-in or opt-out of each Organ Transplant Indication on an Indication by Indication basis in accordance with the provisions set forth in Section 5.1; (ii) Genentech shall have a right to opt-in to an Organ Transplant Indication on an Indication by Indication basis as set forth in Sections 5.4(a) and 5.4(d) provided however that Genentech shall not be obligated to pay an opt-in fee and (iii) with respect to the renal Organ Transplant Indication, the Parties acknowledge that subsequent to the Effective Date and prior to the Restatement Date the Parties mutually agreed to discontinue present development efforts and that in the event that either Party proposes to resume development of the renal Organ Transplant Indication, the rights and obligations of the Parties shall be governed by Article 5.

     2.2 Option to Include Competing Products. Neither Party shall, alone or with any Third Party, conduct any human clinical trial of any Competing Product without first giving the other Party (the "Electing Party") advance written notice. The Electing Party shall have 120 days from the date the first Party delivers such notice to elect to include such Competing Product as a Licensed Product. The terms and conditions governing the development and commercialization of Competing Products shall be similar to the terms and conditions set forth in this Agreement for the development and commercialization of Anti-CD11a, taking into account the relative commercial value of the Competing Product compared to Anti-CD11a. If the Parties cannot, after good faith negotiations, reach agreement on terms for the development and commercialization of such Competing Product, then either (a) the Electing Party shall have a license to the Competing Product solely in the Co-Promotion Territory and the terms of this Agreement shall govern the Competing Product in all respects except as follows: (i) Genentech shall have no obligation to loan XOMA funds with respect to the Competing Product under Section 8.1 or any other provision, (ii) all payments made to obtain Control of the Competing Product in the Co-Promotion Territory from a Third Party shall be allocated [*] to XOMA and [*] to Genentech; or (b) either Party may invoke the dispute resolution provisions of this Agreement. If the Electing Party does not notify the first Party of its election to so include a Competing Product within such 120-day period, the first Party shall be free to proceed with the development and commercialization of such Competing Product without any obligation hereunder to the Electing Party.

                                   ARTICLE 3
                         MANAGEMENT OF THE COLLABORATION


     3.1 Joint Steering Committee.

     (a) A Joint Steering Committee will oversee and manage the collaboration in the Co-Promotion Territory with respect to Joint Development Indications. The JSC will be composed of two representatives appointed and replaced at XOMA's discretion and two representatives appointed and replaced at Genentech's discretion. Such representatives will be senior officers and/or managers of their respective companies. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. A quorum of the JSC will be established when there is at least one member from each Party present at the JSC. The JSC will meet at least once each calendar quarter, or at any frequency agreed by the JSC, and to the extent Genentech does not expressly have sole decision making authority pursuant to this Agreement, the JSC will operate by consensus of the Parties. Consensus shall mean that XOMA's JSC members will collectively have one vote and Genentech's JSC members will collectively have one vote with decisions to be made only by unanimous vote. The areas where Genentech has sole decision making authority include but are not limited to the following:

          (i) in areas where it is the "implementing party" as referred to in
     Section 3.2(b);

          (ii) subject to Sections 4.2(b)(i) and 4.3, with respect to regulatory submissions;

          (iii) as set forth in Sections 5.1 through 5.3 and in Section 6.1(c);

          (iv) with respect to all matters relating to the development, manufacture and sale of Licensed Product in the Genentech Territory; and

          (v) as set forth in Sections 4.4, 7.3(b)(i) through (v), 13.7 and 16.2(b)(i) and Article 9.

     (b) The JSC shall perform the following functions with respect to the Co-Promotion Territory for the Joint Development Indications:

          (i) monitor collaboration activities in the manner contemplated by this Agreement;

          (ii) approve development and commercialization strategies which are formulated by the JCT;

          (iii) approve Development Plans and commercialization plans;

          (iv) approve annual budgets on collaboration projects and any subsequent increases greater than [*] percent ([*]%) of such budgets;

          (v) vote on whether to pursue a Future Indication or an Organ Transplant Indication; provided, however, that such vote will only be binding upon the Parties in accordance with Article 5; and

          (vi) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

     (c) Except as set forth in Section 3.4 below, and unless otherwise provided by this Agreement, the JSC shall settle disputes or disagreements that are unresolved by the JCT; provided, however, that if the JSC is unable to resolve a dispute regarding any issue properly presented to it, such dispute shall be resolved in accordance with Article 18.

     (d) The JSC will cease operations and have no further function and no authority to authorize expenditures after the later of (i) the date on which the Parties are no longer developing Licensed Product in the Co-Promotion Territory or (ii) the date on which the Parties are no longer obligated to share Operating Profit or Loss with respect to any Licensed Product in the Co-Promotion Territory in accordance with this Agreement.

     3.2 Joint Core Team.

     (a) With respect to the Joint Development Indications, a Joint Core Team will coordinate and formulate strategies for development and commercialization of Anti-CD11a in the Co-Promotion Territory, in the Field, including preclinical research, clinical research, manufacturing, regulatory filings and post-approval development studies. With respect to Joint Development Indications, the JCT's responsibilities with respect to the Co-Promotion Territory will include the following:

          (i) formulate strategy and plans for shared development and commercialization including but not limited to the annual marketing plan, broad product positioning, pricing, managed care contract strategies and Phase IV clinical support strategies;

          (ii) designate the Party who will implement such strategy and plans in accordance with this Agreement; provided, however, that the implementing Party need not obtain review or approval of the means or methods it uses to implement such strategies and plans;

          (iii) formulate annual budgets, including annual marketing and sales budgets, for the Parties' collaboration activities and present to the JSC any subsequent increases greater than [*] percent ([*]%) of such budgets and modify the Development Plan accordingly;

          (iv) prepare annual marketing and sales budgets, annual forecasts of sales and production requirements;

          (v) select trademarks for Licensed Products;

          (vi) provide progress updates to other team members with respect to development and commercialization activities and strategies; and

          (vii) review and vote on project proposals for Future Indications and Organ Transplant Indications and if appropriate refine such proposals for JSC review if there is a decision to proceed.

     (b) The Party designated by the JCT as an implementing Party of JSC approved strategies and plans shall have broad discretion without prior review and approval to implement such strategies and plans. Strategies requiring JSC approval include but are not limited to: defining study objectives, study end-points and success criteria for clinical and non-clinical studies sponsored by the Parties or studies for which the Parties are obligated to share Development Costs pursuant to this Agreement, branding, communications strategies with analysts and other Third Parties regarding project expectations, revenue forecasts and/or development milestones and regulatory approval strategies for new indications. Implementation methods and approaches which are not subject to approval of the JSC or JCT include but are not limited to: promotional campaigns, design and implementation of clinical and non-clinical studies sponsored by a Party or the Parties, investigator-sponsored trials, IND/BLA annual updates, handling of adverse events and reports regarding the same and the text of package inserts. Notwithstanding the foregoing, the implementing Party shall keep the other Party informed of its activities at regular intervals.

     (c) The JCT will be composed of a total of six representatives with three representatives (or any other number as agreed to by the Parties) appointed and replaced by XOMA and three representatives (or any other number as agreed to by the Parties) appointed and replaced by Genentech. A quorum of the JCT will be established when there is at least one member from each Party present at the JCT. Except where Genentech has sole authority as provided herein, the JCT will operate by consensus of the Parties. Consensus shall mean that XOMA's JCT members will collectively have one vote and Genentech's JCT members will collectively have one vote with decisions made by unanimous vote. Areas where Genentech has sole decision making authority include but are not limited to those which are set forth in Section 3.1(a). JCT representatives will include individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing, regulatory affairs, product development and/or marketing. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. Any member of the JCT may designate a substitute to attend and perform the functions of that member at any meeting of the JCT. The JCT will meet at least once each calendar quarter, or as agreed to by the JCT.

     (d) Unless otherwise provided under this Agreement, the JCT will seek to resolve disputes of matters before it. If the JCT is unable to resolve a dispute within thirty (30) days of notice of the dispute, it will refer such dispute to the JSC.

     (e) The JCT will cease operations and have no further function hereunder on the later of (i) the date on which the Parties are no longer developing any Licensed Product in the Co-Promotion Territory, or (ii) the date on which the Parties are no longer obligated to share Operating Profit or Loss with respect to any Licensed Product in the Co-Promotion Territory in accordance with this Agreement.

     3.3 Finance Committee.

     (a) The Parties will establish a Finance Committee to be composed of two representatives appointed and replaced by XOMA and two representatives appointed and replaced by Genentech. Such representatives will include individuals with expertise and responsibilities in the areas of accounting, cost allocation, budgeting and financial reporting. Any member of the Finance Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Finance Committee. The Finance Committee will operate by consensus of the Parties with each Party having a single vote regardless of the number of its representatives on the Finance Committee. If the Finance Committee is unable to resolve a dispute regarding any issue presented to it, within thirty (30) days of notice of a dispute, such dispute shall be referred to the JSC.

     (b) The Finance Committee shall operate under the direction of the Joint Steering Committee to provide services to and consult with the Joint Core Team in order to address financial, budgetary and accounting issues including those which arise in connection with the Development Plan and commercialization plans for the Co-Promotion Territory and updates thereto and/or those which relate to the Note Agreements or that certain Common Stock and Convertible Note Purchase Agreement (the "Purchase Agreement") entered into by the Parties on April 22, 1996. Notwithstanding the foregoing the Note Agreements and Purchase Agreement may only be amended with the written agreement of the Parties which amendments either Party may reject in its sole discretion.

     (c) The Finance Committee shall have no control over or input into the development and commercialization of Licensed Products in the Genentech Territory, which shall be the sole responsibility of Genentech, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the Finance Committee shall address financial issues related to Global Development Costs.

     (d) The Finance Committee will cease operating and have no further function hereunder on the final day of the calendar quarter following the calendar year during which the Parties are no longer obligated to share Operating Profit or Loss with respect to any Licensed Product in the Co-Promotion Territory in accordance with this Agreement.

     3.4 Global Development Project Team.

     (a) Within forty-five (45) days of the later of the Restatement Date and the execution of an agreement with an Ex-U.S. Genentech Partner, the Parties shall form a Global Development Project Team which will operate in addition to the JSC and the JCT. Except as set forth in Section 3.4(b), with respect to those Indications it has opted-in to, each Party and each Ex-U.S. Genentech Partner will each have one vote with decisions made by unanimous vote. Any Party and any Ex-U.S. Genentech Partner may replace members of the GDPT appointed by it upon written notice to the other members. The GDPT shall have no authority with respect to marketing and commercialization matters. The functions which the GDPT shall perform with respect to each Future Indication and Initial Indication are as follows:

          (i) formulate and amend as appropriate a Global Development Plan;

          (ii) formulate and amend as appropriate budgets, and implement global development activities within said budgets;

          (iii) provide status updates regarding development activities; and

          (iv) perform such other development related functions as appropriate.

     (b) Issues relating to Indications which XOMA has opted-in to that come before the GDPT and that require action, approval or resolution for which the GDPT is unable to reach a unanimous vote shall be resolved as follows:

          (i) XOMA vs. Genentech and an Ex-U.S. Genentech Partner - In the event that XOMA disagrees with a position jointly held by Genentech and an Ex-U.S. Genentech Partner on a matter before the GDPT such dispute will be resolved as follows. The Parties, or either one of them, shall provide prompt written notice of such dispute to the JSC. The JSC shall promptly commence good faith discussions in order to resolve the dispute between Genentech and XOMA. In the event that such dispute is not resolved within thirty (30) days of the notice, an Executive Vice President or Senior Vice President of Genentech and the Chief Executive Officer or a Senior Vice President of XOMA shall promptly commence good faith discussions in order to resolve the dispute. If the dispute remains unresolved after thirty (30) days following commencement of these discussions, then Genentech's position (which the Ex-U.S. Genentech Partner is in agreement with) shall prevail.

          (ii) XOMA vs. Genentech vs. an Ex-U.S. Genentech Partner- In the event that XOMA, Genentech and an Ex-U.S. Genentech Partner all disagree with one another, the dispute between Genentech and XOMA shall be resolved as set forth in Section 3.4(b)(i) above. The dispute between Genentech and the Ex-U.S. Genentech Partner shall be resolved in accordance with the dispute resolution procedures which govern under the Genentech and Ex-U.S. Genentech Partner agreement relating to Anti-CD11a, and although not a party, XOMA agrees to abide by decisions arising from such dispute resolution process.

          (iii) XOMA and an Ex-U.S. Genentech Partner vs. Genentech - In the event that XOMA agrees with an Ex-U.S. Genentech Partner but disagrees with Genentech on a matter before the GDPT, the dispute shall be resolved in accordance with the dispute resolution procedures which govern under the Genentech and Ex-U.S. Genentech Partner agreement relating to Anti-CD11a, and although not a party, XOMA agrees to abide by decisions arising from such dispute resolution process.

                                   ARTICLE 4
                             DEVELOPMENT OBLIGATIONS


     4.1 Development Efforts. XOMA and Genentech each agree to use Commercially Reasonable and Diligent Efforts to develop and bring Licensed Products to market for the Joint Development Indications. The Parties further agree to cooperate with each other in carrying out the Development Plans for the Joint Development Indications.

     4.2 Initial Indications.

     (a) With respect to the psoriasis Indication only, Genentech agrees to be responsible for the following specific activities necessary to complete development of Anti-CD11a up to completion of Phase II Clinical Trials:

          (i) Transfer all preclinical data, assays and associated materials, protocols, procedures and any other information in Genentech's possession required to initiate clinical development of Anti-CD11a for the psoriasis Indication at no cost to XOMA.

          (ii) Complete development of a pilot process to manufacture Anti-CD11a for the psoriasis Indication. Transfer the cell bank for Anti-CD11a production as well as all associated assays, procedures and other information required for XOMA to supply Licensed Product for any IND-enabling studies and human clinical trials to the end of Phase II Clinical Trials for the psoriasis Indication. The Joint Core Team will determine if any process improvements or refinements are required and which Party will be responsible for such improvements or refinements. XOMA will pay all costs incurred in making such improvements or refinements after Genentech has transferred the pilot process to XOMA and XOMA has accepted it, such acceptance not to be unreasonably withheld.

     (b) Subject in each case to XOMA's rights with respect to each Organ Transplant Indication as described in Section 2.1 and with respect to the renal Organ Transplant Indication only during such period as the Parties are jointly developing such indication, XOMA agrees to be responsible for the following specific activities necessary to complete development of Anti-CD11a up to the successful completion of Phase II Clinical Trials for the Initial Indications:

          (i) Use Commercially Reasonable and Diligent Efforts to conduct all IND-enabling studies and human clinical studies for the Initial Indications through the successful completion of Phase II Clinical Trials and make all filings with and all supporting communications with the U.S. Food and Drug Administration ("FDA") necessary to conduct such studies, as set forth in the Development Plan.

          (ii) Upon transfer of manufacturing technology by Genentech, use Genentech's process at XOMA's manufacturing facilities (upgrading such facilities if necessary) to supply all requirements of Licensed Product for preclinical and human clinical trials up to the successful completion of the above referenced Phase II Clinical Trials for psoriasis in the Co-Promotion Territory.

     (c) No Opt-In Fee. Genentech will not be obligated to pay an opt-in fee with respect to the Initial Indications.

     (d) Development Costs. XOMA shall be solely responsible for costs it incurs pursuant to Sections 4.2(a)(ii), 4.2(b)(i) and 4.2(b)(ii) and for all Development Costs incurred for the Organ Transplant Indications through completion of Phase II Clinical Trials and such costs will not be chargeable to GenXOMA (as defined in Exhibit A) as provided in the definitions section of Exhibit A. Genentech shall be solely responsible for costs it incurs pursuant to Sections 4.2(a)(i) and 4.2(a)(ii) and such costs shall not be chargeable to GenXOMA as provided in the definitions section of Exhibit A. Genentech shall be responsible for conducting Phase III Clinical Trials for the indications it has opted-in to and the cost of such Phase III Clinical Trials shall be chargeable to GenXOMA as provided in Exhibit A for all Joint Development Indications.

     4.3 Drug Approval Applications. With respect to all Indications which Genentech has opted-in to, consistent with the Development Plan, Genentech shall use Commer-cially Reasonable and Diligent Efforts to file Drug Approval Applications and seek Regulatory Approvals for Licensed Products in the Co-Promotion Territory. Genentech shall file and own all regulatory submissions including but not limited to all Drug Approval Applications for Licensed Products for Joint Development Indications. If the Parties Co-Promote Licensed Products, the Parties will include on all package labels and inserts for Licensed Products sold in the Co-Promotion Territory the names and logos of XOMA and Genentech with equal prominence, to the extent permitted by the applicable regulatory authorities. To the extent that both Genentech's and XOMA's names and logos are not permitted to appear on such package labels and inserts, then only Genentech's name and logo shall be designated.

     4.4 Genentech Territory. Notwithstanding anything to the contrary herein, Genentech shall have the sole responsibility for, and right to make all decisions regarding, all development and commercialization activities in the Genentech Territory.

                                   ARTICLE 5
               FUTURE INDICATIONS AND ORGAN TRANSPLANT INDICATIONS


     5.1 Proposals. Any Party may propose a Future Indication or an Organ Transplant Indication to the JCT. If the JCT agrees to further evaluate the proposal, the JCT will develop a detailed proposal, which will include a clinical plan, a proposed clinical trial budget, time lines and commercial analysis. The JSC shall review and evaluate such proposals and make a recommendation as to whether or not to pursue the Future Indication and/or the Organ Transplant Indication, as the case may be, which is proposed. The recommendations made by the JSC shall not be binding unless and until Genentech's Chief Executive Officer or a Genentech Executive Vice President approves of the proposed Future Indication or the Organ Transplant Indication, as the case may be, in writing. Each Party shall review and evaluate proposals for Future Indications and Organ Transplant Indications in good faith; however, either Party may decline to participate ("Opt-Out") in the development of a proposed Future Indication or Organ Transplant Indication in its sole discretion. Pursuant to Sections 5.4 through 5.6, as applicable, the Parties may also "opt back in" to development and commercialization of an Indication after having Opted Out pursuant to this Section 5.1. The exercise of any such opt-in rights shall be subject to the other provisions of this Agreement, including without limitation the obligation to share Operating Profit or Loss, Development Costs and U.S. Commercialization Costs and such exercise shall not entitle a Party to any rights greater than those they would have had if they agree to develop an Indication in accordance with this Section 5.1. By way of example, if XOMA opts-in to an Indication pursuant to Section 5.5 or 5.6, the licenses granted hereunder shall be for the Co-Promotion Territory only. For purposes of this Agreement, the Parties are deemed to be opted-in to the psoriasis Indication and any Indication they opt-in to pursuant to Sections 5.4 through 5.6.

     5.2 Genentech's Sole Right to Prohibit Development. Subject to payment of a prohibition fee if required by Section 5.7, and notwithstanding anything to the contrary herein, for each Future Indication and Organ Transplant Indication, Genentech shall have the right in its sole discretion to prohibit XOMA from investigating and/or developing or assisting others in investigating or developing such Future Indication or Organ Transplant Indication as follows ("Right of Prohibition"):

     (a) Exercise upon JSC's Recommendation to Develop. Genentech may exercise its Right of Prohibition initially upon Genentech's review of the JSC's recommendation concerning a proposed Future Indication or Organ Transplant Indication. If Genentech exercises its Right of Prohibition at this stage no prohibition fee as described in Section 5.7 shall be owed.

     (b) Exercise after Phase II Clinical Trials. In the alternative, Genentech may permit XOMA to conduct Phase II Clinical Trials for a proposed Future Indication or Organ Transplant Indication at XOMA's sole cost and risk but Genentech shall have the right, in its sole discretion, to exercise its Right of Prohibition after completion of each such Phase II Clinical Trial. Following completion of each such Phase II Clinical Trial, XOMA shall provide Genentech with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA. Upon receipt of the notice and report, Genentech shall have sixty
(60) days to exercise its Right of Prohibition. During this sixty (60) day period, XOMA shall provide Genentech with all updates to the report, and all additional material information, data and reports. In addition, XOMA shall make its personnel, agents and/or contractors available to respond to reasonable inquiries by Genentech.

     5.3 Study Objectives and Success Criteria. Genentech will have final approval of all study objectives, primary study end points and success criteria for all studies relating to any Future Indication or Organ Transplant Indication. Said approval shall be made prior to enrollment in a study and shall be made by means of a written document executed by Genentech's Executive Vice President of Development or her designee.

     5.4 Opt-Ins After Opt-Outs

     (a) Genentech -- End of Phase II. For each Permitted Indication, Genentech shall have the right to opt-in to such Permitted Indication upon completion of a successful Phase II Clinical Trial for such Permitted Indication under the following terms and conditions:

          (i) Notice, Delivery of Reports and Time to Exercise. Following completion of each successful Phase II Clinical Trial for a Permitted Indication, XOMA shall provide Genentech with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA. Upon receipt of the notice and report, Genentech shall have ninety (90) days to exercise its opt-in right by providing written notice to XOMA of such intent. During this ninety (90) day period, XOMA shall provide Genentech with all updates to the report and all additional material information, data and reports. In addition, upon request XOMA shall make the raw data as well as its personnel, agents and/or contractors available in response to reasonable inquiries by Genentech.

          (ii) Fees. For each Future Indication which Genentech opts-in to pursuant to Section 5.4(a)(i), Genentech shall owe XOMA an amount equal to [*]. With respect to Organ Transplant Indications, Genentech shall have no opt-in fee. Opt-in fees owed pursuant to this Section 5.4(a) shall be payable within thirty (30) days of exercise.

          (iii) Waiver. Genentech will waive its opt-in rights under this
     Section 5.4(a) with respect to a specific Indication if it fails to timely provide written notice of such intent and timely tender opt-in fees for such Indication.

     (b) XOMA - End of Phase II - Future Indications. For each Future Indication which XOMA has Opted-Out of pursuant to Section 5.1, XOMA shall have a one time right to opt-in to such Future Indication upon completion of a successful Phase II Clinical Trial for such Future Indication under the following terms and conditions:

          (i) Notice, Delivery of Reports and Time to Exercise. Following completion of each successful Phase II Clinical Trial for a Future Indication, Genentech shall provide XOMA with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA. Upon receipt of the notice and report, XOMA shall have ninety (90) days to exercise its opt-in right by providing written notice to Genentech of such intent. During this ninety (90) day period, Genentech shall provide XOMA with all updates to the report and all additional material information, data and reports. In addition, upon request Genentech shall make the raw data as well as its personnel, agents and/or contractors available in response to reasonable inquiries by XOMA.

          (ii) Fees. For each Future Indication which XOMA opts-in to pursuant to Section 5.4(b)(i), XOMA shall owe Genentech an amount equal to the sum of [*]. Opt-in fees owed pursuant to this Section 5.4(b) shall be payable within thirty (30) days of exercise. Such fees may not be funded under the Note Agreements.

          (iii) Waiver. XOMA will waive its opt-in rights under this Section 5.4(b) if it fails to timely provide written notice of such intent and timely tender the opt-in fees.

     (c) XOMA - End of Phase II - Organ Transplant Indications. XOMA shall have no right to opt-in to an Organ Transplant Indication at any time after Opting-Out of such Organ Transplant Indication in accordance with Section 5.1.

     (d) Genentech - End of Phase III. For each Permitted Indication, Genentech shall have a one time right to opt-in to such Permitted Indication upon completion of a successful Phase III Clinical Trial for such Permitted Indication under the following terms and conditions:

          (i) Notice, Delivery of Reports and Time to Exercise. Following completion of each successful Phase III Clinical Trial for a Permitted Indication,

     XOMA shall provide Genentech with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA. Upon receipt of the notice and report, Genentech shall have ninety (90) days to exercise its opt-in right by providing written notice to XOMA of such intent. During this ninety (90) day period, XOMA shall provide Genentech with all updates to the report and all additional material information, data and reports. In addition, upon request XOMA shall make the raw data as well as its personnel, agents and/or contractors available in response to reasonable inquiries by Genentech.

          (ii) Fees. For each Future Indication which Genentech opts-in to pursuant to Section 5.4(d), Genentech shall owe XOMA an amount equal to [*]. For an Organ Transplant Indication which Genentech opts-in to pursuant to Section 5.4(d), Genentech shall have no payment obligations with respect to any development costs incurred through Phase II but shall owe XOMA an amount equal to [*]. Opt-in fees owed pursuant to this Section 5.4(d) shall be payable within thirty (30) days of exercise

          (iii) Waiver. Genentech will waive its opt-in rights under this
     Section 5.4(d) if it fails to timely provide written notice of such intent and timely tender the opt-in fees.

     5.5 Opt-Ins With Global Partners - Genentech Opt-in at Beginning of Development. For those Future Indications and Organ Transplant Indications which Genentech decides to develop with an Ex-U.S. Genentech Partner at the pre-clinical/IND-filing stage, XOMA shall have a right to opt-in to the development of such Indications being jointly developed by Genentech and an Ex-U.S. Genentech Partner under the following terms and conditions:

          (a) Opt-in at Beginning of Development. Genentech shall provide XOMA with prompt written notice each time it reaches an agreement with an Ex-U.S. Genentech Partner to develop a Future Indication and/or Organ Transplant Indication which is not being developed by the Parties and enclose a copy of the material information, data and reports that Genentech reviewed in making its decision to enter into the agreement with an Ex-U.S. Genentech Partner. XOMA may exercise its right to opt-in to such Indication by providing Genentech with written notice of such intent within ninety
     (90) days. During this ninety (90) day period, Genentech shall provide XOMA with all updates to the information, data and reports referred to in the first sentence of this Section 5.5(a) and all additional material information, data and reports. In addition, upon request Genentech shall make raw data as well as its personnel, agents and/or contractors available in response to reasonable inquiries by XOMA. With respect to such Future Indications which XOMA opts-in to pursuant to this Section 5.5(a), XOMA shall share U.S. Specific Development Costs and Global Development Costs for that particular Future Indication in accordance with Section 6.1 and Commercialization Costs in accordance with Section
     6.2. With respect to Initial Indications, XOMA shall be responsible for [*] of Development Costs up through Phase II Clinical Trial completion; thereafter, XOMA shall share U.S. Specific Development Costs and Global Development Costs in accordance with Section 6.1 and Commercialization Costs in accordance with Section 6.2. XOMA will waive its opt in rights under this Section 5.5(a) if it fails to timely provide written notice of its intent to exercise.

          (b) Opt In after Future Indication Phase II Trial. For Future Indications only, XOMA shall have an additional opt-in right upon completion of a successful Phase II Clinical Trial for each such Future Indication being jointly developed by Genentech and an Ex-U.S. Genentech Partner under the following terms and conditions:

               (i) Notice, Delivery of Reports and Time to Exercise. Following completion of each successful Phase II Clinical Trial for a Future Indication, Genentech shall provide XOMA with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA or similar agency outside of the United States. Upon receipt of the notice and report, XOMA shall have ninety (90) days to exercise its opt-in right by providing written notice to Genentech of such intent. During this ninety (90) day period, Genentech shall provide XOMA with all updates to the report and all additional material information, data and reports. In addition, upon request Genentech shall make the raw data as well as its personnel, agents and/or contractors available in response to reasonable inquiries by XOMA.

               (ii) Fees. In the event XOMA exercises its opt-in right pursuant to Section 5.5(b)(i), XOMA shall pay Genentech within thirty (30) days of exercise of its opt-in right [*].

               (iii) Waiver. XOMA will waive its opt-in rights under this
          Section 5.5(b) if it fails to timely provide written notice of such intent and timely tender opt-in fees.

     5.6 Opt-Ins With Global Partners - Genentech Opt-In After Pre-Clinical/IND Stage. For Future Indications and Organ Transplant Indications which Genentech first commences development of with an Ex-U.S. Genentech Partner after the pre-clinical/IND filing stage, XOMA shall have a right to opt-in to the development of such Future Indications and Organ Transplant Indications being jointly developed by Genentech and an Ex-U.S. under the following terms and conditions:

          (a) Notice, Delivery of Reports and Time to Exercise. Following completion of each successful Phase II Clinical Trial for a Future Indication, Genentech shall provide XOMA with written notice of such completion and enclose a copy of a summary analysis performed in accordance with the pre-specified statistical analysis plan filed with the FDA or similar agency outside of the United States. Upon receipt of the notice and report, XOMA shall have ninety (90) days to exercise its opt-in right by providing written notice to Genentech of such intent. During this ninety
     (90) day period, Genentech shall provide XOMA with all updates to the report and all additional material information, data and reports. In addition, upon request Genentech shall make the raw data available to

     XOMA as well as its personnel, agents and/or contractors available to respond to reasonable inquiries by XOMA.

          (b) Fees. In the event XOMA exercises its opt-in right pursuant to
     Section 5.6(a), XOMA shall pay Genentech within thirty (30) days of exercise of its opt-in right [*].

          (c) Waiver. XOMA will waive its opt-in rights under this Section 5.6 if it fails to timely provide the written notice of such intent and timely tender opt-in fees.

     5.7 Prohibition Fee.

     (a) Future Indications and Organ Transplant Indications. In the event that Genentech permits XOMA to develop a proposed Future Indication or an Organ Transplant Indication at XOMA's sole cost and then pursuant to Section 5.2 following completion of a Phase II Clinical Trial elects to prohibit such development after XOMA has incurred Development Costs for such proposed Future Indication or Organ Transplant Indication, then:

          (i) If XOMA has met the criteria for success of such Phase II Clinical Trial as pre-defined pursuant to Section 5.3, then Genentech shall owe XOMA [*].

          (ii) If the studies sponsored by XOMA have failed to meet the criteria for success defined by Genentech pursuant to Section 5.3 or neither Party wishes to continue further development for the particular Future Indication or Organ Transplant Indication, then Genentech shall have no payment obligations to XOMA.

     5.8 No Opt-In. In the event that XOMA does not opt-in to an Indication, XOMA's sole compensation with respect to world-wide Royalty Bearing Sales of Licensed Product for such Indication is set forth in Section 8.3(b). In the event that Genentech does not opt-in to an Indication, Genentech's sole compensation with respect to Royalty Bearing Sales of Licensed Product in the Co-Promotion Territory for Permitted Indications is set forth in Section 8.3(c).

     5.9 Collaboration with Third Parties. Genentech may at any time and in its sole discretion collaborate with or otherwise jointly develop an Indication with an Ex-U.S. Genentech Partner in the Genentech Territory. In addition, for Permitted Indications, XOMA may collaborate with an Ex-U.S. Genentech Partner with respect to only the development of such Permitted Indications. Further, in the event that Genentech does not opt-in to a Future Indication or Organ Transplant Indication by the end of a successful Phase III Clinical Trial as provided in Section 5.4(d), and does not exercise its Right of Prohibition under
Section 5.2, XOMA may enter into agreements for the promotion of Licensed Product for such Indications in the Co-Promotion Territory with Third Party providers of sales and/or marketing services as long as such Third Parties provide such services only in the Co-Promotion Territory and the Third Parties are not one of the top twenty-five (25) largest biotechnology or pharmaceutical companies, as meas-ured by sales revenues from pharmaceutical product sales ("Contract Sales Organizations"). Neither this Section 5.9 nor any other provision in this Agreement is intended to grant XOMA any rights to use, sell, offer for sale, make or import Licensed Product in the Genentech Territory. For purposes of clarity, this section is not intended to create or otherwise address Genentech's manufacturing obligations which are set forth in Article 9.

     5.10 Compliance with Privacy Laws. As of the Restatement Date, the Parties shall use Commercially Reasonable and Diligent Efforts to obtain all necessary consents required for disclosure of the data and reports which they are required to provide pursuant to this Article 5. For purposes of this Article 5, Commercially Reasonable and Diligent Efforts shall include seeking contractual obligations from clinical research sites obligating the sites to seek subjects' consent to disclosure of private data to the Parties, their licensees and collaborators. In the event that any such consent can not be obtained, the Party having the opt-in right shall be provided with data and documentation which is redacted to make disclosure lawful.

                                   ARTICLE 6
                                  COST SHARING


     6.1 Development Costs.

     (a) Initial Indications -- Through Phase II. XOMA shall bear all Development Costs of Anti-CD11a for the Initial Indications through the successful completion of Phase II Clinical Trials, including but not limited to costs of IND-enabling studies, supplying Anti-CD11a and other costs incurred through successful completion of Phase II Clinical Trials which arise from activities set forth in the Development Plan, as amended from time to time by the Joint Core Team, subject in each case to XOMA's rights with respect to each Organ Transplant Indication, as described in Section 2.1.

     (b) Initial Indications Post-Phase II and Future Indications. XOMA will pay [*] incurred at any time for any Future Indications as to which both Parties have opted-in as contemplated by this Agreement or incurred for Initial Indications after Phase II Clinical Trials are completed. In addition to the foregoing, with respect to the psoriasis indication only, XOMA shall pay [*] incurred in Europe prior to the first Regulatory Approval permitting the sale of Anti-CD11a outside of the United States, up to a maximum of [*] dollars ($[*]) for clinical trial work necessary for European Regulatory Approval. For Organ Transplant Indications and Future Indications, XOMA shall have no payment obligations with respect to Ex-U.S. Development Costs. Genentech and/or one or more Ex-U.S. Genentech Partners will pay all Ex-U.S. Development Costs.

     (c) Phase II Clinical Studies for Publication. Phase II Clinical Studies which are designed primarily for publication purposes shall be conducted only in the event that the JSC agrees, as evidenced by written minutes executed by a JSC member from each Party. Such minutes shall also reflect each Party's cost sharing obligations agreed to by the JSC; provided, however, XOMA shall be fully responsible for all costs of publication studies for Initial

Indications which it does not Opt-Out of. In the event that the JSC can not reach agreement on whether or not to pursue a publication study, with respect to the Initial Indications only, Genentech's position shall prevail and with respect to Future Indications, such dispute shall be resolved in accordance with
Article 18.

     (d) Payment. Development Costs for Joint Development Indications will be charged against profits from such Joint Development Indications; provided, however, that in the event there is no Operating Profit, XOMA's payment obligations shall remain in full force and effect and XOMA shall promptly make payment to Genentech unless otherwise provided in the Note Agreements.

     (e) Budget. Notwithstanding anything to the contrary herein, the Party managing clinical studies for Licensed Products shall pay all Development Costs greater than [*] of the budget approved of by the JCT for such clinical studies unless the JSC approves of such increase or otherwise agrees or unless the FDA or EMEA requires a material change to the Development Plan which results in such increased costs.

     6.2 Commercialization Costs. With respect to Joint Development Indications, XOMA will pay [*] and Genentech will pay [*] incurred for such Indications. U.S. Commercialization Costs for Joint Development Indications will be charged against the profits and losses from such Indications; provided, however, that in the event there is no Operating Profit, XOMA's payment obligations shall remain in full force and effect and XOMA shall promptly make payment to Genentech unless otherwise provided by the Note Agreements.

                                   ARTICLE 7
                                COMMERCIALIZATION


     7.1 Genentech Territory. Genentech shall have the sole right to develop and market Licensed Products in the Genentech Territory including but not limited to the right to make decisions relating to development and marketing activities designed to enhance revenues generated by, and/or government approved uses of, Licensed Product solely in the Genentech Territory. Notwithstanding the foregoing, XOMA may enter into development agreements with Ex-U.S. Genentech Partners for Future Indications and/or Organ Transplant Indications in the event that Genentech declines, pursuant to Section 5.1, to develop a Future Indication or Organ Transplant Indication and Genentech does not exercise its rights under
Section 5.2. Genentech shall nonetheless maintain its rights to opt-in to such Future Indication or Initial Indication in accordance with Section 5.4(a) and 5.4(d). Neither this Section 7.1, nor any other provision in this Agreement is intended to grant XOMA any rights to use, sell, offer for sale, make or import Licensed Product in the Genentech Territory. For purposes of clarity, this section is not intended to create or otherwise address Genentech's manufacturing obligations which are set forth in Article 9.

     7.2 Cooperation on Development Efforts. To facilitate cooperation between the Parties on the worldwide development and marketing of Licensed Products, Genentech shall keep XOMA informed of all substantive development activities in the Genentech Territory. Genentech shall consider in good faith any comments made by XOMA. Both Parties agree that they will do nothing during Licensed Product development activities to intentionally imperil Regulatory Approvals in any country in any territory which has the potential to be a major economic market.

     7.3 Co-Promotion Territory.

     (a) Co-Promote Election. As of the Restatement Date, XOMA has elected not to exercise its right, granted on the Effective Date, to co-promote Licensed Products in the Co-Promotion Territory. Notwithstanding the foregoing, XOMA shall have future rights to co-promote in the Co-Promotion Territory under the following terms and conditions. On each occasion that Genentech intends to expand its sales force for Licensed Product, Genentech shall provide XOMA with prior written notice of such intent along with job descriptions for such proposed positions. XOMA shall have thirty (30) days in the case of a sales force expansion of a current Indication and sixty (60) days in the case of a sales force expansion due to a new Indication, to notify Genentech in writing of its election to fill such positions with its own staff. XOMA will waive such rights if it fails to timely provide notice of its election to co-promote. Notwithstanding the foregoing, in no event may XOMA fill more than [*] percent ([*]%) of the total sales force for Licensed Product nor less than [*] percent ([*]%) of any open sales positions and in no event shall Genentech fill less than [*] percent ([*]%) of the sales positions for any Indication. In addition to the foregoing, in the event that Regulatory Approval is obtained for an Indication other than psoriasis or there is a significant expansion in the number of marketing positions for any Indication, the JSC will discuss in good faith a proposal from XOMA relating to its role in marketing activities. The JSC may approve a proposal relating to XOMA's marketing activities in the event that such proposal satisfies criteria used by Genentech in determining proper allocation of Genentech's marketing and sales resources. The Parties agree that if XOMA elects to co-promote Licensed Products, Genentech will play the primary role and XOMA the secondary role in all sales, marketing and product launch activities and tactical execution of marketing and sales promotional programs in the Co-Promotion Territory.

     (b) Commercialization Efforts. For Joint Development Indications, XOMA and Genentech each agree to use Commercially Reasonable and Diligent Efforts to commercialize Licensed Products for such Indications in such a manner as to maximize profit potential. The Parties agree that if XOMA elects to co-promote Licensed Products, Genentech will play the primary role and XOMA the secondary role in all sales, marketing and product launch activities and tactical execution of marketing and sales promotional programs in the Co-Promotion Territory. The Parties shall be guided by a standard of reasonableness in economic terms and of fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Licensed Products. The Joint Core Team (subject to approval by the Joint Steering Committee) shall develop a plan for commercialization of Licensed Product at such time as the members of the Joint Core Team decide it is useful to do so. Such plan shall, among other things, determine the responsibilities for sales of and distributing Licensed Products, development of marketing and promotional materials and conduct of training programs for Sales Representatives of both Parties. Unless otherwise agreed, Genentech shall have the sole responsibility with respect to the following:

          (i) Booking sales for and distributing the Licensed Products;

          (ii) Handling all returns of the Licensed Products;

          (iii) Handling all recalls of the Licensed Products;

          (iv) Handling all aspects of order processing, invoicing, credit and collection, Licensed Product distribution, warehousing, inventory and receivables and collection of data of sales to hospitals and other end users (e.g., DDD data); and

          (v) Handling all other customer service related functions.

     (c) Sales Efforts in the Co-Promotion Territory.

          (i) Although Genentech shall have the primary marketing role, in the event that XOMA timely elects to co-promote Licensed Product pursuant to
     Section 3(a) XOMA shall be permitted to deploy Sales Representatives in the Co-Promotion Territory, to the extent that such deployment will enhance the Parties' ability to maximize Operating Profits, but in no event may XOMA deploy more than [*] of the total number of Sales Representatives in the Co-Promotion Territory or make more than [*] of the sales calls in the Co-Promotion Territory. For so long as Genentech and XOMA are both deploying Sales Representatives in accordance with the foregoing, the Parties agree to allocate markets and accounts in an unbiased manner based on objective, quantifiable information and market research data with the objectives of allocating to each Party markets and accounts from which each such Party will have the opportunity to maximize Operating Profit.

          (ii) The Parties shall recover their Sales Costs in accordance with Exhibit A.

                                   ARTICLE 8
                       LOANS, PROFIT SHARING AND ROYALTIES


     8.1 Note Purchases. Genentech will increase the amount loaned to XOMA under the terms and conditions of the Note Agreements for the purposes of developing Licensed Products for the Joint Development Indications until the earliest of:
(i) first Regulatory Approval by the FDA for Licensed Product; (ii) expiration or termination of this Agreement; or (iii) April 22, 2005 provided that (a) the balance of outstanding loans made in accordance with the Note Agreements do not exceed eighty million dollars ($80 million) for Development Costs and (b) the total amount of the loans made in accordance with the Note Agreements does not exceed fifteen million dollars ($15 million) for U.S. Commercialization Costs. In the event that the provisions in the Agreement conflict with the Note Agreements, this Agreement shall prevail.

     8.2 Share of Operating Profit or Loss/Royalties.

     (a) Term of Profit and Loss Share. XOMA and Genentech shall share Operating Profit or Loss from sales of Licensed Products for Joint Development Indications in the Co-Promotion Territory as provided in Exhibit A until the earliest of (a) the termination of this Agreement pursuant to Section 16.2, 16.3, 16.4, or 16.8, or (b) [*] after the first commercial sale of the first Licensed Product to be approved by the FDA in the Co-Promotion Territory (the "[*]"). (For the avoidance of doubt, the [*] is not reset by the approval of a Licensed Product in a different Indication.) At the end of the [*], XOMA's rights to Co-Promote and share Operating Profit or Loss shall cease.

     (b) Royalty After Term of Profit and Loss Share. Following termination of the Parties' profit and loss sharing obligations, Genentech may continue to commercialize Licensed Products for Joint Development Indications, in which event Genentech will pay XOMA a royalty of [*] percent ([*]%) of Royalty-Bearing Sales for such Joint Development Indications made in the Co-Promotion Territory. Notwithstanding the foregoing, in the event that XOMA develops with or without Genentech a Future Indication or Organ Transplant Indication but as a result of the foregoing would not get a full [*] of profit sharing on such Future Indication or Organ Transplant Indication, then for a period of [*], Genentech shall pay XOMA a royalty of [*] percent ([*]%) of Royalty-Bearing Sales of Licensed Product for such Future Indication or Organ Transplant Indication at issue in the Co-Promotion Territory (the "Higher Royalty Term") in place of, and not in addition to, the [*] percent ([*]%) royalty that would have been owed on said Royalty Bearing Sales. Once the Higher Royalty Term ceases, XOMA shall receive [*] percent ([*]%) per annum of Royalty-Bearing Sales of Licensed Product for such Future Indication or Organ Transplant Indication in the Co-Promotion Territory.

     (c) Royalty After Profit and Loss Sharing Where Competitive Products are Approved. Notwithstanding the foregoing, at any time that there is at least one FDA approved indication for Licensed Product and a Third Party has obtained a Regulatory Approval in any such indication to market an anti-CD11a or a Non-Anti-CD18 Anti-LFA1 Protein Product, Genentech's royalty obligations under this Section 8.2 shall be reduced by [*] percent ([*]%); but in no event shall such royalty be less than [*] percent ([*]%).

     8.3 Royalties.

     (a) Joint Development - Royalty Rate and Offsets (Genentech Territory). Genentech shall pay XOMA a royalty of [*] percent ([*]%) on Royalty-Bearing Sales of Licensed Products for Joint Development Indications which are sold in the Genentech Territory. Genentech shall pay any Third Party royalties owed on account of sales of Licensed Product in the Genentech Territory, including royalties owed due to the manufacture of Licensed Products by Genentech. Genentech shall receive an offset of [*] percent ([*]%) of the royalties it pays on account of the manufacture, use or sale of Licensed Products against such royalties due to XOMA, provided however, that in no event shall such royalty be less than [*] percent ([*]%). Notwithstanding the foregoing, Genentech will be solely responsible and shall not receive credit for [*].

     (b) No XOMA Opt-In (Co-Promotion Territory and Genentech Territory). Genentech shall pay XOMA a royalty of [*] percent ([*]%) on Royalty-Bearing Sales in the Co-Promotion Territory and the Genentech Territory of Licensed Products for Future Indications and Organ Transplant Indications as to which XOMA has not opted-in. Genentech shall be responsible for payment of any Third Party royalties owed on account of sales, use or manufacture of Licensed Product for such Future Indications and Organ Transplant Indications in the Co-Promotion Territory and in the Genentech Territory, including royalties owed due to the manufacture of Licensed Products for such Future Indications and Organ Transplant Indications by Genentech. Genentech's royalty obligations to XOMA under this Section 8.3(b) shall be offset by [*] percent ([*]%) of the royalties owed to Third Parties as a result of Royalty-Bearing Sales of Licensed Products for such Future Indications and Organ Transplant Indications, but not the manufacture of such Licensed Products, provided however, that in no event shall the royalty on worldwide Royalty-Bearing Sales of Licensed Products for such Indications be less than [*] percent ([*]%). Notwithstanding the foregoing, Genentech will be solely responsible and shall not receive credit for [*]. For purposes of this subsection, Royalty-Bearing Sales of Licensed Products for the Future Indications and Organ Transplant Indications will be confirmed by a custom audit commissioned by Genentech not more than semi-annually at the reasonable cost of Genentech. The audit will be similar in design to other product audits conducted by Genentech. XOMA shall have the right to review the audit data and format.

     (c) No Genentech Opt-in (Co-Promotion Territory). XOMA shall pay Genentech a royalty of [*] percent ([*]%) on Royalty-Bearing Sales of Licensed Products in the Co-Promotion Territory for Future Indications and Organ Transplant Indications as to which Genentech has not opted-in. XOMA shall be responsible for payment of any Third Party royalties owed on account of sales, use or manufacture of Licensed Product for such Future Indications and Organ Transplant Indications. XOMA's royalty obligations to Genentech under this Section 8.3(c) shall be offset by [*] percent ([*]%) of the royalties owed to Third Parties as a result of Royalty Bearing Sales and use of such Licensed Products, but not the manufacture of such Licensed Products, provided however, that in no event shall the royalty be less than [*] percent ([*]%) on such Royalty-Bearing Sales of Licensed Products for Future Indications or Organ Transplant Indications in the Co-Promotion Territory. For purposes of this subsection, Royalty-Bearing Sales of Licensed Products for the Future Indications and Organ Transplant Indications will be confirmed by a custom audit commissioned by Genentech not more than semi-annually at the reasonable cost of XOMA. The audit will be similar in design to other product audits conducted by Genentech. XOMA shall have the right to review the audit data and format.

     (d) Royalties Non-Cumulative. The royalties set forth in this Section 8.3 are intended to be exclusive of one another such that payment under one subsection of Section 8.3 precludes payment under any other subsection of
Section 8.3.

     8.4 Royalty Payment Reports. Royalty payments due under this Agreement shall be made quarterly within ninety (90) days following the end of each calendar quarter for which such royalties are due. Each royalty payment shall be accompanied by a report estimating, if final data is not available, or otherwise summarizing the Royalty-Bearing Sales during the relevant three-month period. Payments of estimated royalties will be promptly reconciled upon issuance by Genentech of each final audit report which is prepared in accordance with Section 8.3(b) or 8.3(c).

     8.5 Term of Royalty Obligations.

     (a) Genentech's Obligations (Co-Promotion Territory and Genentech Territory). The term of Genentech's royalty obligations under Sections 8.3(a) and (b) is as follows:

          (i) Genentech's royalty obligations under Section 8.3(a) shall be, on a country by country basis, [*] from the date of the first commercial sale of the first Licensed Product approved in each country in the Genentech Territory.

          (ii) Genentech's royalty obligations under Section 8.3(b) shall be [*] from the date of the first commercial sale of the first Licensed Product approved in the Co-Promotion Territory for an Indication to which XOMA has not opted-in.

     (b) XOMA's Obligations (Co-Promotion Territory). The term of XOMA's royalty obligations under Section 8.3(c) shall be [*] from the date of the first commercial sale of the first Licensed Product approved for any Permitted Indication in the Co-Promotion Territory.

     (c) Paid-up License - Genentech Territory. Upon expiration of the royalty terms set forth above, Genentech shall thereafter have an exclusive, paid-up, irrevocable license under the XOMA Patents and XOMA Know-How to make, use, sell, offer for sale, have sold and import Licensed Product in the applicable country within the Genentech Territory where such royalty term has expired.

     8.6 Taxes. Each Party receiving payments under this Agreement shall pay any and all taxes levied on account of, or measured exclusively by, such payments including royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, the Party making such payment shall (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within sixty (60) days following that payment.

     8.7 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties shall continue to be accrued in such country and Royalty-Bearing Sales in such country shall continue to be reported, but such royalties will not be paid until they may be removed from the country. At such time as Genentech is able to remove such blocked currency from such country it shall also remove and pay any royalties accrued during such blocked period on XOMA's behalf.

     8.8 Foreign Exchange. For the purpose of computing Royalty-Bearing Sales for Licensed Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with Genentech's customary and usual translation procedures consistently applied.

     8.9 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any

Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

     8.10 Fees From Sublicensees. In the event Genentech grants licenses or sublicenses to others (including without limitation an Ex-U.S. Genentech Partner) to make or sell Licensed Products in the Genentech Territory and such licenses or sublicenses are granted to an unrelated Third Party (understanding that Roche (as defined in Section 10.3 of the Amended and Restated Convertible Secured Note Agreement between the Parties) is not an unrelated Third Party), then Genentech shall pay XOMA [*]. Any licenses or sublicenses granted by Genentech shall include an obligation for the licensee or sublicensee to account for and report its Royalty-Bearing Sales using the same accounting standards used to determine royalties owed on sales of Product in the Genentech Territory (as further set forth in Exhibit A) and Genentech shall pay royalties to XOMA as if the Royalty-Bearing Sales of the sublicensee were Royalty-Bearing Sales of Genentech. Genentech shall provide XOMA with copies of any licenses or sublicenses it grants, with any financial or other confidential terms redacted.

     8.11 Opt-In Fees. XOMA shall be entitled to [*] which an Ex-U.S. Genentech Partner pays Genentech [*]. Payments due to XOMA under this Section 8.11 shall be due thirty (30) days after receipt by Genentech [*] from an Ex-U.S. Genentech Partner.

                                   ARTICLE 9
                             MANUFACTURE AND SUPPLY


     9.1 General. On the Effective Date Genentech (or its designee) was granted a first option to manufacture Licensed Product for clinical and/or commercial supply, which Genentech could exercise in its sole discretion. Genentech exercised such right subsequent to the Effective Date. So long as the Parties are sharing Operating Profit or Loss in accordance with this Agreement, GenXOMA (as defined in Exhibit A) shall be charged Genentech's (or its designee's) Cost of Goods Sold for Clinical and Commercial Supplies of Licensed Product. If the Parties are not sharing Operating Profit & Loss, XOMA's payment obligations shall be as set forth below.

     9.2 No Joint Development. For Future Indications and Organ Transplant Indications for which Genentech has not opted-in, clinical supplies of Licensed Product will be provided at the Cost of Goods Sold, and the Parties will negotiate a commercial supply agreement, on commercially reasonable terms which shall represent not more than [*]. Notwithstanding the foregoing, Genentech may elect in its sole discretion not to manufacturer or otherwise supply such Licensed Product and in such event the terms of Section 9.3 shall apply.

     9.3 Termination of Election to Manufacture.

     (a) Genentech Right to Terminate. Genentech may in its sole discretion, elect to cease manufacturing or otherwise supplying Licensed Product for all or certain Indications.

     (b) XOMA's Rights. In the event Genentech elects not to manufacture or otherwise supply Licensed Product, provided that Genentech has not exercised its rights under Section 5.2 and further provided that XOMA has a license to use, sell, offer for sale and have sold Licensed Product, Genentech and XOMA shall thereafter enter into a license and manufacturing agreement (the "Manufacturing License Agreement"), with respect to only those indications for which Genentech elects not to manufacture or otherwise supply. The Manufacturing License Agreement shall grant to XOMA an exclusive license under the Genentech Know-How and the Genentech Patents and a non-exclusive license, if determined by XOMA to be necessary, under both the Cabilly Chimera Patents and the Cabilly Coexpression Patents ( the "Cabilly Patents"), to make or have made or import Licensed Products in the Field in the Co-Promotion Territory for sale in the Co-Promotion Territory. Such license shall be sublicensable by XOMA only upon Genentech's prior written approval, which shall not be unreasonably withheld. The Manufacturing License Agreement shall also require that any manufacturer other than XOMA be experienced in manufacturing marketed pharmaceuticals using Chinese Hamster Ovary cells and unless otherwise agreed to by the Parties such manufacturer must be a company or a division of a company which derives its revenues solely from manufacturing the products of other companies.

     (c) Technology Transfer. Upon entering into the Manufacturing License Agreement, Genentech shall promptly provide to XOMA, at XOMA's sole cost and expense, the Genentech Know-How. In no event, however, shall Genentech be obligated to transfer Genentech Know-How on more than one occasion.

     (d) Genentech Obligations. In the event that XOMA cannot find a Third Party to manufacture that is acceptable to Genentech, and to the extent the manufacture of Licensed Product for XOMA will not unreasonably, and adversely impact Genentech or its obligations to Third Parties or Affiliates, then Genentech will continue to supply Licensed Product in bulk form only until the earlier of (i) [*] from XOMA's receipt of notice of Genentech's election not to produce or supply or (ii) [*] from the date on which Genentech and XOMA find a mutually acceptable manufacturer. In the event Genentech does approve of a Third Party to manufacture Licensed Product, and to the extent the manufacture of bulk Licensed Product for XOMA will not materially and unreasonably adversely impact Genentech or its obligations to Third Parties or Affiliates, Genentech shall, at XOMA's request, continue to manufacture Licensed Product in bulk form for up to [*] after Genentech and XOMA approve a Third Party manufacturer. Notwithstanding anything to the contrary, at a minimum, Genentech must supply XOMA with the amount of Licensed Product in bulk form which is yielded from one successful [*] Run each year that Genentech is obligated to supply Licensed Product hereunder.

     (e) XOMA's Obligations. XOMA shall pay any Third Party royalties which arise as a result of XOMA's exercise of the license grants to XOMA pursuant to this Section 9.3 and that are owed on account of sales, use and manufacture of Licensed Product and XOMA shall not receive any offsets for such payments except as permitted under Section 8.3(c). In the event that Genentech is required to manufacture and/or supply Licensed Product in bulk form pursuant to this Section 9.3, then XOMA shall pay not more than [*].

                                   ARTICLE 10
                                    LICENSES


     10.1 Licenses to XOMA Within the Field.

     (a) With respect to only Permitted Indications, Genentech grants to XOMA a co-exclusive license under the Genentech Patents and Genentech Know-How in the Field solely for the purposes of using, selling, having sold and offering for sale (but not to make, have made or import, except as provided in Section 9.3) Licensed Products in the Co-Promotion Territory. Except as set forth in Article 8 and Article 16, as applicable, said license shall be royalty-free. In the event that XOMA gains approval of a Permitted Indication and Genentech has elected pursuant to Section 9.3 not to manufacture or otherwise supply Licensed Product for such Permitted Indication, Genentech will grant to XOMA the licenses set forth in Section 9.3, under the terms set forth in Section 9.3. XOMA shall pay any Third Party royalties owed on account of the sale, use and manufacture of Licensed Product for the Permitted Indications which Genentech has not opted-in on.

     (b) XOMA covenants and agrees not to use, make, have made, sell, offer for sale or import Licensed Product in the Genentech Territory.

     10.2 License to Genentech Within the Field. XOMA grants to Genentech a worldwide license under the XOMA Patents and XOMA Know-How in the Field to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products. Such license shall be co-exclusive with XOMA in the Co-Promotion Territory and exclusive even as to XOMA in the Genentech Territory. Except as set forth in Article 8 and Article 16, as applicable, said license shall be royalty-free.

     10.3 Sublicensing. Genentech may grant sublicenses with the prior written consent of XOMA, such consent not to be unreasonably withheld. XOMA hereby consents to such a sublicense to F. Hoffmann-La Roche or any of its Affiliates and to Ares Trading S.A. Unless otherwise agreed, each sublicensee shall be subject to all of the obligations of Genentech hereunder applicable to that part of the territory being licensed.

                                   ARTICLE 11
                                   TRADEMARKS


     11.1 Product Trademarks. All Licensed Products shall be sold in the Co-Promotion Territory under trademarks selected and owned by Genentech (the "Genentech Marks"). Genentech hereby grants XOMA a fully paid-up co-exclusive license to use the Genentech Marks in the Co-Promotion Territory for the Co-Promotion activities provided for in this Agreement. In using the Genentech Marks, XOMA shall display said mark in a style or size of print distinguishing the mark from any accompanying wording or text. XOMA hereby acknowledges Genentech's exclusive right, title and interest in and to all the Genentech Marks and agrees that it will not at any time do, or cause to be done, any act or thing contesting or in any way in-tending to impair the validity of and/or Genentech's exclusive right, title and interest in and to the Genentech Marks. XOMA will not in any manner represent that it owns the Genentech Marks and XOMA hereby acknowledges that use of the Genentech Marks shall not create any rights, title or interest in or to the Genentech Marks in favor of XOMA, but that all use of the Genentech Marks by XOMA shall inure to the benefit of Genentech.

     11.2 Infringement of Trademarks. XOMA shall notify the Joint Core Team promptly upon learning of any actual, alleged or threatened infringement of a Genentech Mark in the Co-Promotion Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods or like offenses in the Co-Promotion Territory. The Joint Core Team shall confer with Genentech regarding the defense of such Genentech Mark. The decision whether and how to defend such a Genentech Mark will rest with Genentech; provided, however, that if Genentech fails to bring an action or proceeding in the Co-Promotion Territory within a period of sixty (60) days of notice by XOMA to Genentech requesting action, XOMA will have the right, at its own expense, to bring and control any such action or proceeding in the Co-Promotion Territory by counsel of its own choice.

     11.3 Costs of Defense for Solely Owned Trademarks. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a Genentech Mark shall be borne solely by the Party bringing the action and any recovery shall be solely for that Party's account.

                                   ARTICLE 12
                                 CONFIDENTIALITY


     12.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for [*] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement, including, but not limited to, financial statements and budgets of GenXOMA (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

          (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

          (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

     12.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 12, Confidential Information to consultants, potential and actual sublicensees and other Third Parties only for any purpose provided for in this Agreement and/or the development and commercialization of Licensed Product in the Genentech Territory. Nothing in this Article 12 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder.

     12.3 Survival. This Article 12 shall survive the termination or expiration of this Agreement for a period of [*].

     12.4 Termination of Prior Agreement. This Article 12 supersedes Article 11 of the Original Agreement and the Confidentiality Agreements between the Parties dated October 11, 1995, one of which was last signed on October 20, 1995 and one of which was last signed on January 11, 1996 and both of which were amended on April 11, 1996, except that the Research Scientists, as defined in the Oxford Agreement, shall continue to be third party beneficiaries under this Agreement to the extent such previous Confidentiality Agreement is superseded. All Information exchanged between the Parties under the above referenced agreements shall be deemed Confidential Information and shall be subject to the terms of this Article 12.

     12.5 Publications. Prior to the launch of any Licensed Product as to which both Parties have opted-in as contemplated by this Agreement in the Co-Promotion Territory, the Joint Core Team will determine the overall strategy for publication in support of such Licensed Product in the Co-Promotion Territory. Except as required by law, each Party agrees that it shall not publish or present the results of studies carried out as part of the collaboration without the opportunity for prior review by the other Party. Each Party shall provide to the other the opportunity to review any proposed manuscripts or presentations (including information to be presented orally) which relate to the Field at least forty-five (45) days prior to their intended submission for publication and abstracts which relate to the Field at least thirty (30) days prior to their intended submission and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable.

                                   ARTICLE 13
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS


     13.1 Ownership of Intellectual Property. XOMA shall own all inventions made under this Agreement solely by its employees ("XOMA Inventions"). Genentech shall own all inventions made under this Agreement solely by its employees ("Genentech Inventions"). All inventions made under this Agreement jointly by employees of XOMA and Genentech ("Joint Inventions") will be owned jointly by XOMA and Genentech and each Party shall retain full ownership under any Patents resulting therefrom ("Joint Patents"), with full ownership rights in any field and the right to sublicense without the consent of the other Party, without accounting. The laws of the United States with respect to inventorship shall apply in all jurisdictions giving force and effect to this Agreement.

     13.2 Disclosure of Patentable Inventions. Each Party shall provide to the other any invention disclosure submitted in the normal course of this collaboration and disclosing an invention relating to a Licensed Product. Such invention disclosures shall be provided to the other Party within thirty (30) days after the Party determines that an invention has been made.

     13.3 Patent Filings.

     (a) Sole Inventions. Each Party, at its sole discretion and responsibility, shall file, prosecute and maintain Patents in the Co-Promotion Territory to cover its own discoveries and inventions relating to any Licensed Product and shall use reasonable efforts to first file all applications in the Co-Promotion Territory. The determination of the countries in the Genentech Territory in which to file any patent applications on sole inventions relating to any Licensed Product shall be made by Genentech, and Genentech shall be responsible for such filings in such countries. Genentech shall have the right, at its expense, to direct and control all material actions relating to the prosecution or maintenance of Genentech Patents and XOMA Patents in the Genentech Territory, including without limitation, oppositions, appeals and revocation proceedings.

     (b) Joint Inventions. Genentech shall file, prosecute and maintain Joint Patents relating to any Licensed Product in the United States. Genentech shall also file, prosecute and maintain Joint Patents relating to any Licensed Product in such countries in the Genentech Territory as it may determine. If Genentech elects not to file a Joint Patent, it shall so inform XOMA. XOMA may then file, prosecute and maintain any such Joint Patents. The Party which is responsible for filing such a Joint Patent will be termed the "filing Party." The filing Party shall keep the other Party apprised of the status of each Joint Patent and shall seek the advice of the other Party with respect to patent strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing, prosecution, maintenance and defense thereof. The Parties shall cooperate reasona-bly in the prosecution of all Joint Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the term of this Agreement, the filing Party intends to allow any Joint Patent relating to a Licensed Product to lapse or become abandoned without having first filed a substitute, the filing Party shall make reasonable efforts to notify the other Party of such intention at least sixty (60) days prior to the date upon which such Joint Patent shall lapse or become abandoned, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof.

     (c) Information Sharing. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

     13.4 Initial Filings if Made Outside of the United States. The Parties agree to use reasonable efforts to ensure that any Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

     13.5 Patent Costs.

     (a) Patent Costs arising in the Co-Promotion Territory with respect to Genentech Patents and XOMA Patents shall be chargeable to the collaboration as Other Operating Income/Expense in accordance with Exhibit A.

     (b) Patent Costs arising in the Genentech Territory with respect to Genentech Patents and XOMA Patents after the Effective Date shall be borne by Genentech.

     13.6 Enforcement Rights.

     (a) Notification of Infringement. If either Party learns of any infringement or threatened infringement by a Third Party of the XOMA Patents or Genentech Patents, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

     (b) Enforcement. Genentech shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any of the Genentech Patents, by counsel of its own choice. XOMA shall have the right, at its own expense, to be represented in any action by counsel of its own choice. XOMA shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any of the XOMA Patents, by counsel of its own choice. Genentech shall have the right, at its own expense, to be represented in any action by counsel of its own choice. In the event of an infringement of a Joint Patent, the Joint Steering Committee shall decide the best way for the Parties to proceed. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this Section 13.6(b) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated [*] to the Party bringing suit and [*] to the other Party.

     (c) Settlement with a Third Party. The Party that controls the prosecution of a given claim with respect to a Licensed Product shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties, then the dispute will be resolved pursuant to Article 18.

     13.7 Infringement Defense. If a Third Party asserts that a patent or other right owned by it is infringed by any Licensed Product, Genentech will be solely responsible for deciding how and whether to defend against any such assertions at its cost and expense. XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its choice. If Genentech is required to pay royalties to such Third Party as a result of such action, it will be entitled to credit such royalties against royalties owing to XOMA as provided in Article 8 or Article 16 as applicable. No settlement of such an action shall be entered into by Genentech without XOMA's written consent if such settlement would materially and adversely affect XOMA's interests.

                                   ARTICLE 14
                         REPRESENTATIONS AND WARRANTIES


     14.1 Representations and Warranties. Each of the Parties hereby represents and warrants as follows:

          (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (b) Such Party has not, and during the term of this Agreement will not, grant any right to any Third Party relating to its respective Patents and know-how in the Field in the Co-Promotion Territory which would conflict with the rights granted to the other Party hereunder.

          (c) Such Party has the right to grant the licenses it has granted herein.

     14.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

                                   ARTICLE 15
                             INFORMATION AND REPORTS


     15.1 Information. With respect to the Joint Development Indications: (i) Genentech and XOMA will disclose and make available to each other all preclinical, clinical, regulatory, commercial and other information, including without limitation all information relevant to the joint promotion of Licensed Products, known by Genentech or XOMA concerning Licensed Products at any time during co-development of Licensed Products by the Parties and during Co-Promotion; (ii) XOMA will disclose the same information set forth in Section 15.1(i) to Genentech at any time during the term of this Agreement; (iii) each Party will use Commercially Reasonable and Diligent Efforts to disclose to the other Party all significant information promptly after it is learned or its significance is appreciated; (iv) with respect to the Co-Promotion Territory, each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of Licensed Products for which it was responsible and of adverse drug event information for all Licensed Products; and
(v) at the option of the requesting Party, the data referred to in Section 15.1(iv) above, shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party. Notwithstanding the foregoing, the Parties shall have no obligation to make disclosures prohibited by law or contract. Each Party will use Commercially Reasonable and Diligent Efforts to obtain all necessary consents required for disclosure of the information described above. In the event that such consent cannot be obtained, the disclosing Party shall provide the other Party with information that is redacted to make disclosure lawful.

     15.2 Complaints. XOMA shall maintain a record of all complaints it receives with respect to any Licensed Product. XOMA shall notify Genentech of any complaint received by XOMA in sufficient detail and within five (5) business days after the event, and in any event in sufficient time to allow Genentech to comply with any and all regulatory requirements imposed upon it in any country. Genentech shall notify XOMA of any complaint received by Genentech in the Co-Promotion Territory within forty-five (45) business days after the event.

     15.3 Adverse Drug Events. The Parties recognize that the holder of a Drug Approval Application may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, regardless of whether both Parties remain opted-in to a particular Indication for a Licensed Product each Party agrees to provide the other Party with the following information and reports they have knowledge of:

          (a) for initial and/or periodic submission to government agencies, significant information relating to Licensed Product from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and registries with Licensed Product;

          (b) in connection with Licensed Products in clinical trials conducted for approval, report to the other within three (3) days of the initial receipt of a report of any Unexpected Adverse Event (defined below) or Serious Adverse Event (defined below), or sooner if required for either Party to comply with regulatory requirements; and

          (c) in connection with Licensed Products having Regulatory Approval report to the other within five (5) business days of the initial receipt of a report of any adverse event with the Licensed Product that is a Serious Adverse Event and or an Unexpected Adverse Event, or sooner if required for either Party to comply with regulatory requirements.

     "Serious Adverse Event" means any event that suggests a significant hazard, contraindication, side effect or precaution, or any event that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization or is a congenital anomaly, cancer or overdose. An "Unexpected Adverse Event" is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug. Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to the contracting Party the information set forth in Section 15.3(a), (b), and (c) above.

     15.4 Records of Net Sales and Costs. For Joint Development Indications and those Indications a Party is developing without the other Party through completion of Phase II Clinical Trials or Phase III Clinical Trials, each Party will maintain complete and accurate records which are relevant to costs, expenses, sales and payments under this Agreement and such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at the other Party's expense and not more often than once each year by an independent public accountant selected by the other Party as described in Exhibit A. Any records or accounting information received from the other Party shall be Confidential Information for purposes of
Article 12. Results of any such audit shall be provided to both Parties, subject to Article 12.

     15.5 Contribution of Information. It is the intention of the Parties that each will bring to the collaboration such information in its possession that is useful to the development and commercialization of Licensed Products.

     15.6 Publicity Review. XOMA and Genentech will jointly discuss and agree, based on the principles of this Section 15.6, on any statement to the public regarding this Agreement or any aspect of this Agreement subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. The principles to be observed by XOMA and Genentech in such public disclosures will be: accuracy, the requirements for confidentiality under
Article 12, the advantage a competitor of XOMA or Genentech may gain from any public statements under this Section 15.6, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to XOMA and

Genentech. Public disclosures of new Information not previously released and all press releases will always require joint review by the Parties and shall be subject to the other provisions of this Agreement. Notwithstanding the foregoing, no such prior review by the non-issuing Party will be required for public disclosures of information which has already been released. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, including filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, or any national exchange or
(ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality (in the case of Third Parties), so long as highly sensitive terms and conditions such as financial terms are extracted from this Agreement or not disclosed upon the request of the other Party and the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

                                   ARTICLE 16
                              TERM AND TERMINATION


     16.1 Term. This Agreement shall commence as of the Effective Date. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder shall apply. Unless sooner terminated as provided herein and except as provided below, (a) the provisions of this Agreement relating to activities in the Co-Promotion Territory shall continue in effect until the date on which XOMA is no longer entitled to receive a share of Operating Profit or Loss on any Licensed Product and (b) the provisions of this Agreement relating to activities in the Genentech Territory shall continue in effect until the date on which Genentech is no longer paying a royalty on Royalty-Bearing Sales in the Genentech Territory.

     16.2 Termination by XOMA Without Cause. XOMA may terminate this Agreement without cause effective upon ninety (90) days' prior written notice to Genentech under the following conditions:

          (a) Upon the effective date of such termination by XOMA, Genentech shall automatically be granted an exclusive (even as to XOMA), perpetual, worldwide, sublicensable license under all XOMA's rights and interests in the XOMA Patents and XOMA Know-How to develop, make, have made, use, sell, offer for sale and import Licensed Product in the Field.

          (b) The rights and obligations of the Parties, including, without limitation, the royalty payment obligations of Genentech, shall be as follows:

               (i) In the event of such a termination prior to the first Regulatory Approval of the first Licensed Product to be approved by the FDA or foreign equivalent, Genentech may elect, on the date of the termination, either to pay XOMA [*]. In such event, payment by Genentech may be in the form of a forbearance of XOMA's outstanding indebtedness to Genentech, in whole or in part, at Genen-tech's sole discretion. In the event of such a termination following the first Regulatory Approval of the first Licensed Product to be approved by the FDA or foreign equivalent, Genentech shall pay XOMA a royalty on worldwide Royalty-Bearing Sales of [*] percent ([*]%) payable quarterly. Genentech's royalty obligations under this section shall continue, with respect to Licensed Product for use in a particular country in the world for [*] from the date of first commercial sale of the first Licensed Product to be approved in the first country within the Co-Promotion Territory or the Genentech Territory. Genentech shall pay any Third Party royalties owed on account of manufacture, use or sale of Licensed Product and Genentech shall not receive any offsets for such payments.

               (ii) The provisions of the Note Agreements shall remain in full force and effect for the term of said agreements.

               (iii) Upon the effective date of termination, at Genentech's option XOMA shall transfer and/or Genentech shall automatically be granted a right to use all of the INDs and Drug Approval Applications made by or on behalf of the Parties for Licensed Products and, as soon as reasonably practicable thereafter, XOMA shall provide Genentech with all data XOMA may have from any ongoing clinical study.

               (iv) In the event of termination by XOMA pursuant to this Section 16.2, the Parties shall agree upon a technology transfer plan which will designate the obligations of each Party. The technology transfer plan shall provide that XOMA shall make its personnel and other resources reasonably available to Genentech after the effective date of termination as necessary to effect an orderly transition of development and/or commercialization responsibilities, with the reasonable cost of such personnel and resources to be borne solely by Genentech. XOMA's obligations under this Agreement and the technology transfer plan shall be fulfilled upon completion of the tasks set forth in the technology transfer plan or one year from commencement of the technology transfer, which ever is earlier.

               (v) The royalty provisions in this Section 16.2 are exclusive of and shall be in place of those set forth in Section 8.3, but subject to Section 8.4 and Sections 8.6 through and including Section 8.9.

     16.3 Termination by Genentech Without Cause. Genentech shall have a right to terminate this Agreement without cause effective upon ninety (90) days' prior written notice to XOMA in the event Genentech has permanently determined to abandon all further development and commercialization efforts with respect to Anti-CD11a. In the event XOMA seeks to continue the development of Anti-CD11a notwithstanding Genentech's termination, XOMA's rights to the Genentech Patents and Genentech Know-How shall be as set forth in Section 16.5(b) subject to payment by XOMA as follows: (i) if the termination by Genentech is prior to the first Regulatory Approval of the first Licensed Product to be approved by the FDA,

XOMA may elect, on the date of the termination, either to pay Genentech [*];
(ii) if the termination by Genentech is after the first Regulatory Approval of the first Licensed Product to be approved by the FDA, XOMA shall pay Genentech a royalty on Royalty-Bearing Sales in the Co-Promotion Territory [*]. XOMA shall pay any Third Party royalties owed on account of sales of Licensed Product and XOMA shall not receive any offsets for such payments. In the event of termination by Genentech pursuant to this Section 16.3, the Parties shall agree upon a technology transfer plan which will designate the obligations of each Party. The technology transfer plan shall provide that Genentech shall make its personnel and other resources reasonably available to XOMA after the effective date of termination as necessary to effect an orderly transition of development and/or commercialization responsibilities, with the reasonable cost of such personnel and resources to be borne solely by XOMA. Genentech's obligations under this Agreement and the technology transfer plan shall be fulfilled upon completion of the tasks set forth in the technology transfer plan or one year from commencement of the technology transfer, which ever is earlier. The royalty provisions in this Section 16.3 are exclusive of and shall be in place of those set forth in Section 8.3, but subject to Section 8.4 and Section 8.6 through and including Section 8.9.

     16.4 Termination for Breach. If either Party materially breaches this Agreement at any time and such breach is not cured within sixty (60) days of written notice thereof from the non-breaching Party (or if such breach is not susceptible of cure within such period, and the breaching Party is making diligent good faith efforts to cure such breach, then the cure period will be extended for an additional sixty (60) days), the non-breaching Party shall have the right to terminate this Agreement. Subject to payment by XOMA of a royalty on Royalty-Bearing Sales in the Co-Promotion Territory of [*] percent ([*]%) payable quarterly in the event of termination by XOMA pursuant to this Section 16.4, and payment by Genentech of a royalty of [*] percent ([*]%) payable quarterly on worldwide Royalty-Bearing Sales in the event of termination by Genentech under this Section 16.4, the Parties shall have the licenses set forth in Section 16.5. Pursuant to this Section 16.4, in the event of breach by Genentech, XOMA shall pay any Third Party royalties owed on account of manufacture, use or sale of Licensed Product; and in the event of breach by XOMA, Genentech shall pay any Third Party royalties owed on account of manufacture, use or sale of Licensed Product. No royalty offset shall be available to the non-breaching Party pursuant to this section. The Parties acknowledge and agree that failure to exercise any right or option with respect to any Licensed Product or to take any action expressly within the discretion of a Party shall not be deemed to be material breach hereunder. Further, upon the effective date of termination, the non-breaching Party shall at its option, have transferred or automatically be granted a right to use all INDs and Drug Approval Applications made by or on behalf of the Parties and, as soon as reasonably practicable, the breaching Party shall provide the non-breaching Party with all data it may have from any ongoing clinical study.

     16.5 Additional Obligations and Rights Upon Expiration and Termination.

     (a) General. In the event of termination by a Party under Sections 16.2,
16.3 or 16.4: (i) both Parties shall remain responsible for their share of Development Costs incurred up to the effective date of termination under the then current Development Plan, and (ii) with respect to termination under
Section 16.4, the breaching Party shall be additionally responsible for their share of all budgeted costs under the then current Development Plan for one year following termination and the breaching Party shall make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of development and/or commercialization responsibilities, with the reasonable cost of such personnel and resources to be borne solely by the other Party. The breaching Party's technology transfer obligations shall be fulfilled upon completion of the tasks set forth in the technology transfer plan (should the Parties enter into one) or one year from commencement of the technology transfer in the event the Parties do not enter a technology transfer plan. For so long as XOMA has a license under Section 16.5(b)(i) or Section 16.5(b)(ii) to use, sell, offer for sale, and have sold Licensed Product, the provisions of Section 9.3 shall govern the manufacture and supply of Licensed Product.

     (b) Licenses Under Genentech Patents and Genentech Know-How. The licenses granted to XOMA herein shall terminate upon expiration or termination of this Agreement except as follows:

          (i) Termination. Upon termination of this Agreement by Genentech pursuant to Section 16.3 or termination by XOMA pursuant to Section 16.4, and subject to the payment of royalties owed under Sections 16.3 and
     Section 16.4 as applicable, XOMA shall have (a) a sublicensable license under the Genentech Patents to use, develop, manufacture, have manufactured, sell, have sold, and offer for sale Licensed Product in the Field in the Co-Promotion Territory; such license shall be exclusive only with respect to Permitted Indications and (b) pursuant to the terms of
     Section 9.3, a sublicensable license under the Cabilly Patents, if Genentech elects not to manufacture or otherwise supply Licensed Product. The term of such licenses under the Cabilly Patents, and the Genentech Patents and XOMA's royalty obligations in Section 16.4, shall be until the last to expire Genentech Patent or Cabilly Patent , containing a Valid Claim that, but for the license granted in this Section 16.5(b)(i)(A), would be infringed by the use, sale, or offer for sale of any Licensed Product.

          (ii) Expiration. Upon expiration of this Agreement pursuant to Section 16.1, provided that XOMA has at the time of expiration completed a Phase III Clinical Trial for any Permitted Indication which Genentech has not opted-in to prior to such expiration, XOMA shall have (a) an exclusive license under the Genentech Patents to use, sell, have sold, and offer for sale Licensed Product only for such Permitted Indication in the Field in the Co-Promotion Territory which license shall be sublicensable only to a Contract Sales Organization (as defined in Section 5.9) and (b) pursuant to the terms of Section 9.3, a sublicensable license under the Cabilly Patents, if Genentech elects not to manufacture or otherwise supply Licensed Product. Such licenses shall be subject to a royalty payment of [*] percent ([*]%) on Royalty Bearing Sales in the Co-Promotion Territory. The royalty provisions in this Section 16.5(b) are exclusive of and shall be in place of those set forth in Section 8.3, but subject to Section 8.4 and Section 8.6 through and including Section 8.9. In addition, XOMA shall pay any Third Party royalties owed on account of manufacture, use or sale of Licensed Product for such indications in the Co-Promotion Territory. XOMA's royalty obligations to Genentech under this Section 16.5(ii) shall be offset by [*] percent ([*]%) of the royalties owed to Third Parties as a result of Royalty Bearing Sales of such Licensed Products; provided, however, that in no event shall the royalty be less than [*] percent ([*]%) on such Royalty Bearing Sales in the Co-Promotion Territory. For pur-poses of this Section 16.5(b), in the event that quarterly Royalty-Bearing Sales can not be determined strictly from sales data, a custom audit will be commissioned by Genentech not more than semi-annually. The audit will be similar in design to other product audits conducted by Genentech. XOMA shall have the right to review the audit data and format. The term of such licenses and royalty obligations under this Section 16.5(b)(ii) shall be until the last to expire Genentech Patent or Cabilly Patent containing a Valid Claim, that, but for such license granted in this Section 16.5(b)(ii), would be infringed by the use, sale, or offer for sale of any Licensed Product.

     (c) Licenses Under XOMA Patents and XOMA Know-How. Upon termination by Genentech pursuant to Section 16.4, subject to payment of royalties as set forth in Section 16.4, Genentech shall have an exclusive (even as to XOMA) worldwide, sublicensable license under all of XOMA's rights and interests in the XOMA Patents and XOMA Know-How to develop, make, have made, use, sell, offer for sale and import Licensed Product in the Field. The term of Genentech's royalty obligations under Section 16.4 shall be until the last to expire XOMA Patent containing a Valid Claim that, but for the license granted in this Section 16.5(c), would be infringed by the use, sale, or offer for sale of any Licensed Product. Upon termination by XOMA pursuant to Section 16.2, Genentech's license rights under the XOMA Patents and XOMA Know-How are as set forth in Section
16.2. At the end of the royalty terms provided in this Agreement, all licenses granted to Genentech hereunder with respect to the Co-Promotion Territory and the Genentech Territory, as the case may be, shall become fully paid-up, perpetual and irrevocable.

     16.6 Royalty Reports and Payments. For those royalties owed pursuant to
Section 16, such payments will be accompanied by a report estimating, if final data is not available, or otherwise summarizing the Royalty-Bearing Sales during the relevant three-month period. Payments of estimated royalties will be promptly reconciled upon issuance of each final audit report which is prepared by Genentech in accordance with Section 16.5(b) above.

     16.7 Surviving Rights. The obligations and rights of the Parties under Sections 8.2(a)-(c), 8.5(c), 8.6, 8.7, 9.3, 11.1, 13.1, 13.3(a), 13.3(b),
13.5(b), 13.6(b), 13.6(c), 13.7, and 15.4 and Articles 1, 12, 14, 16, 17, 18 and
19 of this Agreement will survive termination or expiration.

     16.8 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any payments which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

     16.9 Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party in the event the other Party shall have become bankrupt, or shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

                                   ARTICLE 17
                                 INDEMNIFICATION


     17.1 Indemnification in the Genentech Territory.

     (a) Genentech hereby agrees to save, defend and hold XOMA and its agents and employees harmless from and against any and all losses, damages, liabilities, settlements, suits, claims, actions, demands, penalties, fines, costs and expenses (including reasonable attorney's fees and expenses) (collectively the "Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products sold or used in the Genentech Territory by Genentech, its Affiliates, agents or sublicensees, except to the extent such Losses result from the negligence or willful misconduct of XOMA, and also except for any Losses resulting directly from XOMA's use of Genentech's processes or technology which XOMA or its agents have modified without Genentech's prior written consent.

     (b) In the event that XOMA is seeking indemnification under Section 17.1(a), it shall inform Genentech of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Genentech to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of Genentech) in the defense of the claim.

     (c) XOMA hereby agrees to save, defend and hold Genentech and its agents and employees harmless from and against any and all Losses resulting directly from the manufacture by XOMA of Licensed Products sold or used in the Genentech Territory by Genentech, its Affiliates, agents or sublicensees and/or XOMA's activities in the Genentech Territory except to the extent such Losses result from the negligence or willful misconduct of Genentech and also except for any Losses resulting directly from Genentech's use of any of XOMA's processes or technology which Genentech or its agents have modified without XOMA's prior written consent.

     (d) In the event Genentech is seeking indemnification under Section 17.1(c), it shall inform XOMA of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit XOMA to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of XOMA) in the defense of the claim.

     17.2 Indemnification in the Co-Promotion Territory.

     (a) Regardless of whether the Parties are jointly or individually opted-in to an Indication each Party agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all Losses resulting directly or indirectly from Third Party claims related to or arising from: (i) violations of securities laws by the indemnifying Party and its Affiliates or employees, (ii) the use, handling, storage, sale, marketing or other disposition of Licensed Products sold or used in the Co-Promotion Territory by the indemnifying Party, its Affiliates, agents or sublicensees (if permitted herein), but only to the extent such Losses result from the negligence or willful misconduct of the indemnifying Party; or (iii) or the negligence or willful misconduct of the indemnifying Party's employees, representatives, contractors (excluding the indemnitee); but with respect to Sections 17.2(a)(i)-(iii) only to the extent that such Losses do not also result from the negligence or willful misconduct of the Party seeking indemnification. With respect to only Joint Development Indications, any other Losses arising directly or indirectly from Third Party claims, including but not limited to those which result directly or indirectly from the use, handling, storage, sale, marketing or other disposition, but not manufacture, of Licensed Products for Joint Development Indications in the Co-Promotion Territory, but excluding Losses arising from or related to securities laws violations, shall be charged to the collaboration as Other Operating Income/Expense if this Agreement is still effective and if not, such Losses shall be shared in accordance with each Party's respective shares of profit and losses set forth in Section 6.2.

     (b) In the event that either Party receives notice of a claim with respect to a Licensed Product in the Co-Promotion Territory, such Party shall inform the other Party as soon as reasonably practicable. The Parties shall confer how to respond to the claim and how to handle the claim in an efficient manner.

     (c) Neither Party shall be liable to the other for indirect, incidental, special or consequential damages (including lost profits) arising out of or resulting from any term or condition of this Agreement or with respect to their performance or lack thereof.

                                   ARTICLE 18
                               DISPUTE RESOLUTION


     18.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 18 if and when a dispute arises under this Agreement. Except as set forth in Section 3.4 and unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as follows: (a) Any disputes relating to matters within the purview of the JCT shall first be referred to the JCT by written notice by one of the Parties, and if not resolved within thirty (30) days to the JSC as set forth in Section 18.1(b); and (b) For matters not within the purview of the JCT or in the event the JCT or Finance Committee has authority to resolve such matters but fails to within thirty (30) days, the JSC, upon written notice by any Party, shall seek to resolve the dispute. If the JSC is unable to resolve such dispute within sixty (60) days of being requested or the JSC agrees in advance of sixty (60) days that it is unable to resolve a dispute among its members, the dispute will be referred to an Executive Vice President or Senior Vice President of Genentech and the Chief Executive Officer or a Senior Vice President of XOMA. If after sixty (60) days the dispute remains unresolved, the Parties agree to refer the matter to mediation pursuant to Section 18.2(a). If after forty-five (45) days the matter cannot be resolved by mediation, the Parties agree to submit to arbitration pursuant to Section 18.2(b).

     18.2 Mediation and Arbitration.

     (a) Mediation. The Parties agree that any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by XOMA or Genentech or any equitable claim) arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved through negotiation and mediation. If a dispute arises between the Parties, and if said dispute cannot be resolved pursuant to Section 18.1, the Parties agree to try in good faith to resolve such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. The mediation proceeding shall be conducted at the location of the Party not originally requesting the resolution of the dispute. The Parties agree that they shall share equally the cost of the mediation filing and hearing fees, and the cost of the mediator. Each Party must bear its own attorney's fees and associated costs and expenses.

     (b) Arbitration. (i) If a dispute (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of patent rights and/or which involves an equitable claim) cannot be resolved pursuant to Section 18.2(a) within the time period provided in Section 18.1, then, upon ten (10) days written notice, either Party may initiate arbitration by giving notice to that effect to the other Party and by filing the notice with the American Arbitration Association or its successor organization (the "AAA") in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in California in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the Parties, by a panel of three neutral arbitrators, who shall be selected by the Parties using the procedures for arbitrator selection of the AAA.

     (ii) The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 18.2(b) shall be construed, and the legal relations among the Parties shall be determined in accordance with, the substantive laws of California.

     (iii) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with
Section 18.3.

     (iv) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of patent rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 18.2(b) shall be instituted.

     (v) All expenses of any arbitration pursuant to this Section 18.2(b), including fees and expenses of the Parties' attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing Party.

     18.3 Jurisdiction. For the purposes of this Article 18, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing the agreements reflected in this Article.

     18.4 Determination of Patents and Other Intellectual Property. Any dispute relating to the determination of validity of a Party's Patents or other issues relating solely to a Party's intellectual property shall be submitted exclusively to the federal courts located in the Northern District of California, San Francisco Division, and the Parties hereby consent to the jurisdiction and venue of such court.

                                   ARTICLE 19
                                  MISCELLANEOUS


     19.1 Assignment.

     (a) Either Party may assign any of its rights under this Agreement in any country to any Affiliates and, with the prior written consent of the other Party, may delegate its obligations under this Agreement in any country to any Affiliates; provided, however, that any such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

     (b) Either Party may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets or otherwise with the prior written consent of the other Party; provided, however, that

XOMA may not so assign its rights and obligations if it is not the surviving company and the acquiror of XOMA is a direct competitor of Genentech. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent (except as otherwise set forth above) for such merger, reorganization or sale shall be required hereunder.

     (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     19.2 Non-Solicitation. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's employees, including those engaged in development, marketing and sale of any Licensed Product, may have access to such Confidential Information of the other Party. The Parties therefore agree not to solicit or otherwise induce or attempt to induce for purposes of employment any employees from the other Party involved in the development, marketing or sales of any Licensed Product during the period in which any Party is developing or commercializing a Licensed Product in the Co-Promotion Territory hereunder and for a period of two years thereafter.

     19.3 Consents Not Unreasonably Withheld. Except as otherwise provided herein, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and except as otherwise provided herein, whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     19.4 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's technology.

     19.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, earthquake, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party; provided that the Party claiming force majeure has exerted all Commercially Reasonable and Diligent Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

     19.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     19.7 No Right to Use Names. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "XOMA," "Genentech" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

     19.8 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

If to XOMA,
addressed to:                       XOMA (US) LLC
                                    2910 7th Street
                                    Berkeley, California 94710
                                    Attention:  Company Secretary
                                    Telephone:  (510) 204-7200
                                    Telecopy:  (510) 649-7571

                                    with a copy to:  C.L. Dellio
If to Genentech,
addressed to:                       GENENTECH, INC.
                                    1 DNA Way
                                    South San Francisco, CA 94080
                                    Attention:  Corporate Secretary
                                    Telephone:  (650) 225-1000
                                    Telecopy:  (650) 952-9881

                                    with a copy to the Vice President of
                                    Business Development

                                    Telecopy: (650) 225-3009

     19.9 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     19.10 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     19.11 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

     19.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19.13 Entire Agreement. This Agreement, including all Exhibits attached hereto, which are hereby incorporated herein by reference, together with the Note Agreement, the Common Stock and Convertible Note Purchase Agreement dated as of April 22, 1996, as amended, and that certain letter agreement between the Parties dated April 7, 2000, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding the subject matter herein other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

XOMA (US) LLC                              GENENTECH, INC.


By:_________________________________       By:_________________________________
         Clarence L. Dellio                    Susan D. Desmond-Hellman

Title:   Senior Vice President                 Title:   Executive Vice President
         and Chief Operating Officer                    Development and Product
                                                        Operations and Chief
                                                        Medical Officer

                                    EXHIBIT A

                  FINANCIAL PLANNING, ACCOUNTING AND REPORTING
                 FOR THE XOMA/GENENTECH COLLABORATION AGREEMENT


     This Exhibit A to the Amended and Restated Collaboration Agreement (the "Agreement") effective as of April 22, 1996, between XOMA (US) LLC ("XOMA") and Genentech, Inc. ("Genentech") addresses the financial planning, accounting policies and procedures to be followed in determining Operating Profit or Loss and related sharing of revenue and expenses in the Co-Promotion Territory. Terms not defined in this Exhibit shall have the meanings set forth in the Agreement.

     This Exhibit sets forth the principles for reporting actual results and budgeted plans of the combined operations in the Co-Promotion Territory, the frequency of reporting, and the methods of determining payments to the Parties and auditing of accounts.

     For purposes of this Exhibit only, the consolidated accounting of operations for the collaboration in the Co-Promotion Territory shall be referred to as "GenXOMA." GenXOMA is not a legal entity and has been defined for identification purposes only.

                             PRINCIPLES OF REPORTING


     The results of operations of GenXOMA will be presented in the following format, with the categories as defined below:

                                             XOMA      Genentech         Total
                                             ----      ---------         -----
     Gross Sales
     less Sales Returns and Allowances
        = Net Sales
     less Cost of Sales
        = Gross Profits
     less Marketing Costs
     less Sales Costs
     less Development Costs chargeable to
     GenXOMA
     less Other Operating Income/Expense
        = Contribution
     less Distribution Costs
     less Administration Costs
        = Operating Profit (Loss)



                                    Exh. A-1

     It is the intention of the Parties that the interpretation of these definitions will be consistent with generally accepted accounting principles in the United States.

                             FREQUENCY OF REPORTING


     The fiscal year of GenXOMA will be a calendar year.

     Reporting by each Party for GenXOMA revenues and expenses will be performed as follows:

     Reporting Event                      Frequency         Timing of Submission
     Actuals                              Quarterly         Q1-Q3:   +30 days
                                                            Q4:      +45 days

     Forecasts                            Quarterly         Mid-Quarter
     (rest of year - by quarter)

     Budgets                              Annually          October 15th
     (one year - by month)

     Long Range Plan                      Annually          May 1st
     (current year plus 5 years)

     Genentech will be responsible for the preparation of consolidated reporting, calculation of the profit/loss sharing and determination of the cash settlement. Genentech will provide the Finance Committee within five working days of the submission date shown above, a statement showing the consolidated results and calculations of the profit/loss sharing and cash settlement required in a format agreed to by the Parties.

     Reports of actual results compared to budget will be made to the Joint Core Team on a quarterly basis. After approval by the Finance Committee as to amounts, the Finance Committee will forward the report to the Joint Steering Committee for its approval. Line item variances from budgets judged to be significant by the Finance Committee will only be included in calculation of Operating Profit and Loss when approved by the Joint Core Team and the Joint Steering Committee.

     On a monthly basis Genentech will supply XOMA with Gross Sales in the Co-Promotion Territory in units of each month's sales according to Genentech's sales reporting system, which shall be consistent with the definitions herein.

     The Finance Committee will meet as appropriate but at least quarterly to review and approve the following:

     o    Actual Results

     o    Sales and Manufacturing Forecasts



                                    Exh. A-2

     o    Budget

     o    Inventory Levels

     o    Sales Returns and Allowances

     o Other financial matters, including each Party's methodologies for charging costs and allocating Sales Representatives to GenXOMA for actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

                           BUDGET AND LONG RANGE PLAN


     Responsibility for the Budget and Long Range Plan will rest with the Joint Core Team, who will develop budgets for development and commercialization in coordination with the Finance Committee, subject to final approval by the Joint Steering Committee.

     Budgets will be prepared annually. In addition, headcount chargeable to GenXOMA will be agreed to annually.

     Budgets will be supplemented with detailed business plans for clinical trials, registration applications, and detailed plans for product introduction, sales efforts and promotion as determined by the Joint Core Team. Budgets, once approved by the Joint Steering Committee, can only be changed with the approval of the Joint Steering Committee.

     A five-year Long Range Plan for GenXOMA will be established on a yearly basis under the direction of the Joint Steering Committee and submitted to Genentech and XOMA by May 1st.

                                   DEFINITIONS


     "Administration Costs" means costs chargeable to GenXOMA equal to [*]% of the sum of each Party's own Marketing Costs and Sales Costs (both only to the extent chargeable to GenXOMA).

     "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

     "Combination Product Adjustment" means the following: in the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A/(A + B) where A



                                    Exh. A-3
is the invoice price of the Licensed Product, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Product if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Licensed Product nor the other active component or components of the combination product are sold separately in said country, Royalty-Bearing Sales or Net Sales shall be determined by the Parties in good faith.

     "Cost of Goods Sold" means the fully burdened cost of the Licensed Product in final therapeutic form. The fully burdened cost of the Licensed Product will be determined in accordance with generally accepted accounting principles in the United States as applied by the Party performing or contracting for each stage of the manufacturing process and will include direct labor, material, the cost associated with a [*] percent ([*]%) failure rate of lots (regardless of the actual percentage), product testing costs and Allocable Overhead.

     "Cost of Sales" means Cost of Goods Sold, Third Party Royalties (i.e., any allocable intellectual property acquisition and licensing costs), outbound freight on sales if borne by the seller and a one-time working capital charge on inventory calculated at an annual rate equal to [*] multiplied by Cost of Goods Sold of the launch inventory, which charge shall apply for the period beginning on the first commercial sale and ending when the launch inventory is completely sold or after one year, whichever is earlier.

     "Development Costs" means those costs, including Allocable Overhead, arising from clinical trials or other Scientific Studies: (i) to obtain and/or expand Regulatory Approvals, the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in the Field in commercial quantities and (ii) to enhance revenues from Licensed Product. Development Costs shall include but are not limited to the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining and/or maintaining approval of a Licensed Product in the Field by a government organization and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Licensed Product in the Field as well as costs of Studies to add data to or expand package inserts and costs of scientific advisory boards and process development scale-up and recovery (including allocable depreciation and plant operating costs) regardless of where such work is performed. In addition, for those indications as to which both Parties have opted-in as contemplated by the Agreement, Development Costs shall include the cost of post-launch clinical studies in support of a Licensed Product in the Field. Development Costs shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program. Development Costs exclude costs incurred by Genentech pursuant to Section 4.2(a)(i) and 4.2(a)(ii) of the Agreement and costs incurred by XOMA pursuant to
Section 4.2(a)(ii), 4.2(b)(i) and 4.2(b)(ii) of the Agreement.



                                    Exh. A-4

     "Distribution Costs" means the costs, including Allocable Overhead, specifically identifiable to the distribution of a Licensed Product including customer services, collection of data of sales to hospitals and other end users (e.g., DDD sales data), order entry, billing, credit and collection and other activities described in Section 5.3 of the Agreement. For the purpose of the Agreement, only Genentech will charge GenXOMA for Distribution Costs an amount of [*]% of Net Sales in a lump sum.

     "Ex-U.S. Development Costs" means Development Costs incurred solely for expanding or obtaining Regulatory Approvals outside of the United States. Development Costs will be deemed Ex-U.S. Development Costs if Genentech is not obligated to share such costs contractually with an Ex-U.S. Genentech Partner. In addition but subject to the $[*] payment XOMA is required to make pursuant to
Section 6.1(b), those costs which Genentech is required to fund [*] shall be Ex-U.S. Development Costs.

     "Fully Burdened Manufacturing Cost" means the fully burdened cost of the Licensed Product in bulk or final form, as applicable. The fully burdened cost of the Licensed Product will be determined in accordance with generally accepted accounting principles in the United States as applied by the Party performing or contracting for each stage of the manufacturing process and will include direct labor, material, the cost associated with a [*] percent ([*]%) failure rate of lots (regardless of the actual percentage), product testing costs and Allocable Overhead.

     "Global Development Costs" means those Development Costs incurred pursuant to a coordinated global development plan designed to obtain approvals both in the U.S. and ex-U.S. Development Costs shall be deemed Global Development Costs if an Ex-U.S. Genentech Partner is contractually obligated to or otherwise agrees to fund a share of such costs. In addition, Development Costs shall be deemed Global Development Costs if, as in the case of psoriasis and psoriatic arthritis, an Ex-U.S. Genentech Partner is entitled to use data generated from clinical studies for development purposes without financial contribution or when Genentech provides such data to an Ex-U.S. Genentech Partner without charge for use in development outside the U.S. [*]

     "Gross Sales" means the gross amount invoiced by either Party or its Affiliates or permitted sublicensees for sales of a Licensed Product to Third Parties in the Co-Promotion Territory.

     "Marketing Costs" means the costs, including Allocable Overhead, of marketing, promotion, advertising, professional education, product related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies and other similar activities directly related to the Licensed Products. Such costs will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.) as well as outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). Marketing Costs shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data. Marketing Costs will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).



                                    Exh. A-5

     "Net Sales" means with respect to sales in the Co-Promotion Territory, Gross Sales less the sum of (a), (b) and (c) where (a) is a provision, determined under generally accepted accounting principles in the United States, for (i) trade, cash and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold products or for retroactive price reductions (including Medicare and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Licensed Products (to the extent not paid by the Third Party customer), and (v) credits or allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties, (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred for (i), (ii), (iii),
(iv) and (v), and (c) is the Combination Product Adjustment as defined in the Agreement, if any. Provisions allowed in (a) and adjustments made in (b) and (c) will be reviewed by the Finance Committee.

     With respect to sales in the Genentech Territory, Net Sales and Royalty Bearing Sales as used in the Agreement shall mean:

     as to each calendar quarter, the gross invoiced sales prices charged for all Licensed Products sold by an Ex-U.S. Genentech Partner, its Affiliates and sublicensees in arm's length transactions to Third Parties in the Genentech Territory during such quarter, less (i) rebates and price reductions, retroactive or otherwise (including rebates similar to Medicare or other government rebates), (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products,
(iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight, postage and insurance directly related to the distribution of Licensed Products (to the extent not paid by the Third Party customer), (v) credits or allowances given or made for wastage replacement, indigent patient and similar programs, to the extent actually deducted from the gross amount invoiced, and (vi) amounts debited on account of bad debts with respect to sales previously invoiced, all of items (i) - (vi) above as adjusted periodically to represent actual results in accordance with International Accounting Standards (IAS). If applicable, such amounts shall then be adjusted by the Combination Product Adjustment which shall be defined in the agreement(s) between Genentech and Ex-U.S. Genentech Partners relating to the development of Anti-CD11a.

     "Operating Profit or Loss" means GenXOMA's Net Sales less the following items: Cost of Sales, Marketing Costs, Sales Costs, Development Costs (to the extent chargeable to GenXOMA), Other Operating Income/Expense, Distribution Costs and Administrative Costs, for a given period.

     "Other Operating Income/Expense" means other operating income or expense from or to third parties which is not part of the primary business activity of GenXOMA, but is considered and approved by the Finance Committee as income or expense generated from GenXOMA operations, and limited to the following:



                                    Exh. A-6

     -    Inventory Write-Offs
     -    Patent Costs (as limited by Article 13 of the Agreement)
     - Product liability insurance to the extent the Parties obtain a joint policy
     -    Indemnification costs (as provided in Article 17 of the Agreement)
     -    Other (to be approved by Joint Steering Committee)

     "Patent Costs" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date in connection with the establishment and maintenance of rights under Patents covering any Licensed Product, including costs of patent interference, reexamination, reissue, opposition and revocation proceedings.

     "Sales Costs" means costs, including Allocable Overhead, approved by the Joint Core Team and the annual budget and specifically identifiable to the sales of Licensed Products to all markets in the Co-Promotion Territory including the managed care market. Sales Costs shall include costs associated with Sales Representatives, including compensation, benefits and travel, supervision and training of the Sales Representatives, sales meetings, and other sales expenses. Sales Costs will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

     "Sales Returns and Allowances" means Gross Sales less Net Sales.

     "U.S. Commercialization Costs" means Marketing Costs and Sales Costs which are incurred to generate revenues from Licensed Product sales solely in the United States.

     "U.S. Specific Development Costs" means those Development Costs designed to obtain or expand Regulatory Approvals only in the United States. Except with respect to [*], if an Ex-U.S. Genentech Partner is not financially contributing to payment of such Development Costs, they will be deemed U.S. Specific Development Costs. For purposes of clarity, Development Costs incurred for [*] shall be deemed U.S. Specific Development Costs until such time as an Ex-U.S. Genentech Partner opts-in to or otherwise funds costs for this Indication.

     Audits and Interim Reviews

     Either Party shall have the right to request that the other Party's independent accounting firm perform an audit or interim review of the other Party's books in order to express an opinion regarding said Party's compliance with generally accepted accounting principles. Such audits or review will be conducted at the expense of the requesting Party.

     Either Party shall have the right to request that its independent accounting firm perform an audit of the other Party's books of accounts for the sole purpose of verifying compliance with the Agreement. Such audits will be conducted at the expense of the requesting Party; provided, however, that if the audit results in an adjustment of greater than [*]% of Operating Profit or Loss in any period, the cost of the audit will be borne by the Party audited. Audit results will be shared with both Parties.



                                    Exh. A-7

                 PAYMENTS BETWEEN THE PARTIES AND CARRY FORWARD


     Balancing payments between the Parties will be approved by the Joint Steering Committee based on Operating Profit or Loss. Payments will be made quarterly based on actual results within 90 days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party.

     With respect to the psoriasis Indication only, if there is a net negative operating cash flow, XOMA may defer its payment for any loss arising from commercialization costs in the U.S. which accrue during the calendar year of the launch, until the earlier of April 30th of the following calendar year or the first calendar quarter with positive operating cash flow (the "Deferred Payment"). Notwithstanding the foregoing, there will be no such deferral for income statement purposes. The Deferred Payment shall accrue interest at the rate of [*].

                ACCOUNTING FOR DEVELOPMENT COSTS, MARKETING COSTS
                                 AND SALES COSTS


     All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section A.4 of this Exhibit.

     Each party shall report Development Costs in a manner consistent with its Project Cost System. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing Costs, the Parties will report costs based on spending in marketing departments. The Parties acknowledge that the methodologies used will be based on systems in place.

     For the purpose of determining actual and budgeted Sales Costs, the Parties, through the Joint Core Team and the Finance Committee, shall determine the number of Sales Representatives selling Licensed Products during the period and develop a method consistent with Section A.4 of this Exhibit to allocate Sales Costs to those Sales Representatives.

                     SHARING OF OPERATING PROFITS AND LOSSES


     For Joint Development Indications, the Parties agree to share the Operating Profit or Loss resulting from the collaborative arrangement in the Co-Promotion Territory according to the following manner:

     For each calendar year, XOMA shall receive 25% of the Operating Profit and Genentech shall receive 75% of Operating Profit from such Joint Development Indications. To the extent there is an Operating Loss on sales of Licensed Product for Joint Development Indications in the Co-Promotion Territory in any calendar year, XOMA shall absorb 25% of such loss and Genentech shall absorb 75% of such Loss.



                                    Exh. A-8

                               Start of Operations


     Operation of GenXOMA will be deemed to have commenced on the date the Parties began to share Development Costs for the psoriasis Phase III Clinical Trial which occurred on or about May 4, 1999. Costs incurred prior to that date are not chargeable to GenXOMA.





                                    Exh. A-9

                                    Exhibit B

                                       [*]







                                    Exh. B-1

                                    Exhibit C


The "Itakura/Riggs Patents" shall mean the following U.S. patents and any and all divisionals, continuations, continuations-in-part of any application from which these U.S patents claim priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing:

U.S. 4,356,270
U.S. 4,366,246
U.S. 4,425,437
U.S. 4,431,739
U.S. 4,563,424
U.S. 4,571,421
U.S. 4,704,362
U.S. 4,812,554
U.S. 5,221,619
U.S. 5,420,020
U.S. 5,583,013


The "Cabilly Coexpression Patents" shall mean U.S. Patent No. 6,331,415 issued December 18, 2001, and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 6,331,415 claims priority, including reissues, reexaminations or extensions of these patents and foreign counterparts and supplementary protection certificates of the foregoing. Cabilly Coexpression Patents shall not include Cabilly Chimera Patents identified below.

"Cabilly Chimera Patents" shall mean (i) U.S. Patent No. 4,816,567, issued March 28, 1989, and (ii) any claims directed to chimeric antibodies which claims are found in any patent(s) issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority, or (iii) which claims are found in any patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing (i) or (ii).



                                    Exh. C-1